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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Pinnacle West Capital Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PINNACLE WEST CAPITAL CORPORATION
Post Office Box 53999
PHOENIX, ARIZONA 85072-3999

NOTICE AND PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 15, 2013

To our Shareholders:

             Our Board of Directors invites you to the 2013 Annual Meeting of Shareholders of Pinnacle West Capital Corporation (the "Company" or "Pinnacle West"). The meeting will be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona 85004-1323, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 15, 2013. At this meeting, we are asking you to vote on the following proposals in addition to any other business that may properly come before the meeting:

    (1)
    Election of 10 directors to serve until the 2014 Annual Meeting of Shareholders (Proposal 1);

    (2)
    An advisory resolution to approve executive compensation (Proposal 2); and

    (3)
    Ratification of the appointment of the Company's independent accountants for the year ending December 31, 2013 (Proposal 3).

             All shareholders of record at the close of business on March 12, 2013 are entitled to notice of and to vote at the meeting. Shareholders may vote their shares: (1) via the Internet; (2) by telephone; (3) by proxy card; or (4) in person at the Annual Meeting. Shares can be voted at the meeting only if the holder is present or represented by proxy.

By order of the Board of Directors,

DAVID P. FALCK Executive Vice President and General Counsel

- i -

- ii -

PROXY SUMMARY

             This summary highlights information found in this proxy statement. This summary does not contain all of the information you should consider and you should read this entire proxy statement before you vote.

Annual Meeting of Shareholders

Date:	May 15, 2013
Time:	10:30 a.m. Mountain Standard Time
Place:	Heard Museum 2301 North Central Avenue Phoenix, Arizona 85004-1323
Record Date:	March 12, 2013
Admission to the Meeting:	Proof of share ownership will be required to attend the Annual Meeting. See page 3 of this proxy statement for admission requirements.

Voting Matters and Vote Recommendation

Matter	Board Recommendation
Election of directors	FOR each nominee
Advisory resolution to approve executive compensation	FOR
Ratification of Deloitte & Touche LLP ("D&T") as our independent accountants for 2013	FOR

Key Practices in Board Governance

             Our key practices in Board of Directors ("Board") governance include:

  •
  we have a Lead Director;
  •
  all of our Board committees are comprised solely of independent directors;
  •
  last year our directors averaged a 97% shareholder vote in favor of their election and no director received a vote in favor of their election of less than 91%;
  •
  each director attended at least 75% of the Board meetings and any Board committee meetings on which he or she served; and
  •
  none of our directors serve on more than one other public company board, and our Chief Executive Officer ("CEO") does not serve on any other public company board.

Our Director Nominees

             Our director nominees are:

Name	Age	Director Since	Independent
Edward N. Basha, Jr.	75	1999	Yes
Donald E. Brandt	58	2009	No – Company CEO
Susan Clark-Johnson	66	2008	Yes
Denis A. Cortese, M.D.	68	2010	Yes
Michael L. Gallagher	68	1999	Yes
Roy A. Herberger, Jr., Ph.D.	70	1992	Yes
Dale E. Klein, Ph.D.	65	2010	Yes
Humberto S. Lopez	67	1995	Yes
Kathryn L. Munro*	64	2000	Yes
Bruce J. Nordstrom	63	2000	Yes

*  Lead Director

 Business Highlights

             In 2012 we delivered strong financial results and operational performance. Our results included:

  •
  Company stock price increased 5.8% and set a new all-time high;
  •
  Company increased the common dividend by 4%;
  •
  total shareholder return (share price appreciation plus dividends) ("TSR") was 10.3%, 34.4%, 60.6% and 57.8% for 1, 2, 3 and 5-year periods;
  •
  major rating agencies raised the Company's and Arizona Public Service Company's ("APS") credit ratings thereby reducing our borrowing costs;
  •
  the Arizona Corporation Commission ("ACC") approved APS's rate case settlement agreement in less than 12 months;
  •
  the Palo Verde Nuclear Generating Station ("Palo Verde") had a capacity factor of 92.3%;
  •
  our fossil plants achieved 92.6% commercial availability; and
  •
  we achieved our safest year on record.

Key Practices in Executive Compensation

             Our key practices in executive compensation include:

  •
  Our compensation program is designed to be straightforward with a clear emphasis on rewarding performance by putting pay at risk and retaining key executives. Our executive compensation philosophy incorporates the following core principles and objectives:
  •
  Alignment with Shareholder Interests. We structure our annual cash and long-term equity incentive compensation to put pay at risk and reward performance. Payouts under these plans are tied predominantly to the Company's total return to shareholders, stock price, earnings, and the achievement of measurable and sustainable business and individual goals, so that executives' interests are tied to the success of the Company and are aligned with those of our shareholders.
  •
  Key Management Retention. We structure our program to provide compensation at levels necessary to attract, engage and retain an experienced management team who have the skill sets to succeed in our complex operating and regulatory environment, including operating the nation's largest nuclear power station, and to provide consistently strong operating and financial results.
  •
  Of the shareholder votes cast at our 2012 Annual Meeting of Shareholders (the "2012 Annual Meeting"), more than 95% were "FOR" the compensation of the executives as disclosed in our 2012 Proxy Statement, excluding abstentions.
  •
  We have established director and officer stock ownership guidelines.
  •
  We prohibit the pledging or hedging of Company common stock by directors and officers.
  •
  We have limited perquisites.

Auditors

             We are asking our shareholders to ratify the appointment of D&T as our independent accountants for 2013. A summary of fees paid to D&T in 2011 and 2012 is set forth on page 59.

GENERAL INFORMATION

Place, Date and Time

             The Company's 2013 Annual Meeting of Shareholders ("Annual Meeting") will be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona 85004-1323, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 15, 2013.

Notice of Internet Availability

             Unless you elected to receive printed copies of the proxy materials in prior years, you will receive a Notice of Internet Availability of Proxy Materials by mail (the "Internet Notice"). The Internet Notice will tell you how to access and review the proxy materials. If you received an Internet Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions included in the Internet Notice.

             The Internet Notice is first being sent to shareholders on or about March 28, 2013. The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to shareholders on or about March 28, 2013.

Record Date; Shareholders Entitled to Vote

             All shareholders at the close of business on March 12, 2013 (the "record date") are entitled to vote at the meeting. Each holder of outstanding Company common stock is entitled to one vote per share held as of the record date on all matters on which shareholders are entitled to vote, except for the election of directors, in which case "cumulative" voting applies (see "Vote Required – Election of directors"). At the close of business on the record date, there were 109,942,373 shares of common stock outstanding.

Voting

    Vote by Internet. The website address for Internet voting is on the Internet Notice. Internet voting is available 24 hours a day.

    Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day.

    Vote by mail. You may vote by mail by promptly marking, signing, dating, and mailing your proxy card (a postage-paid envelope is provided for mailing in the United States).

    Vote in person. You may come to and vote at the Annual Meeting. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

    If you vote by telephone or Internet, DO NOT mail a proxy card.

             You may change or revoke your vote at any time before the proxy is exercised by: filing with our Corporate Secretary either a notice of revocation or a signed proxy card bearing a later date; re-voting by telephone; or re-voting by Internet. Your proxy will be suspended with respect to your shares if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously-granted proxy.

             Your vote is confidential. Only the following persons have access to your vote: election inspectors; individuals who help with processing and counting of votes; and persons who need access for legal reasons. All votes will be counted by an independent inspector of elections appointed for the Annual Meeting.

Quorum

             The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists, shares that are entitled to vote but are not voted at the direction of the beneficial owner (called abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for purposes of determining whether there is a quorum. Shares owned by the Company are not considered outstanding or present at the meeting.

Vote Required

    Election of directors. Individuals receiving the highest number of votes will be elected. The number of votes that a shareholder may, but is not required to, cast is calculated by multiplying the number of shares of common stock owned by the shareholder, as of the record date, by the number of directors to be elected. Any shareholder may cumulate his or her votes by casting them for any one nominee or by distributing them among two or more nominees. Abstentions will not be counted toward a nominee's total and will have no effect on the election of directors. You may not cumulate your votes against a nominee. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee. If you would like to exercise your cumulative voting rights, you must do so by mail. The Company's Bylaws provide that, in an uncontested election, a director nominee who receives a greater number of votes cast "withheld" for his or her election than "for" such election will promptly tender his or her resignation to the Corporate Governance Committee. The Corporate Governance Committee is required to evaluate the resignation, taking into account the best interests of the Company and its shareholders, and will recommend to the Board whether to accept or reject the resignation.

    Under the current rules of the New York Stock Exchange ("NYSE"), your broker is not able to vote on your behalf in any director election unless you give your broker specific voting instructions. We encourage you to provide instructions so that your shares will be counted in the election of directors.

    Say-on-Pay. The votes cast "for" must exceed the votes cast "against" to approve the advisory resolution on the compensation disclosed in this Proxy Statement of our Named Executive Officers, as defined later under the heading "Shares of Pinnacle West Stock Owned by Management and Large Shareholders" – the Say-on-Pay vote. This resolution is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the compensation philosophy, policies and procedures described in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions and broker non-votes will have no effect on the outcome of this proposal. We will hold an advisory vote on Say-on-Pay on an annual basis until we next hold an advisory vote of shareholders on the frequency of such votes as required by law.

    Ratification of the appointment of the independent accountants. The votes cast "for" must exceed the votes cast "against" to ratify the appointment of the independent accountants for the year ending December 31, 2013. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

    The Board recommends a vote:

    •
    FOR the election of the nominated slate of directors (Proposal 1);
    •
    FOR the approval, on an advisory basis, of the resolution approving the compensation of our Named Executive Officers, as disclosed in this Proxy Statement (Proposal 2); and
    •
    FOR the ratification of the appointment of D&T as the Company's independent accountants for the year ending December 31, 2013 (Proposal 3).

             The Board is not aware of any other matters that will be brought before the shareholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board or, if no recommendations are given, in accordance with their own judgment.

Attendance at the Annual Meeting

             In order to attend the Annual Meeting, you will need to present a valid picture identification, such as a driver's license or passport, and either:

  •
  the Internet Notice or the top portion of your proxy card if you are a shareholder of record (each Internet Notice or proxy card admits two people); or
  •
  a copy of a brokerage statement showing ownership of our stock as of the close of business on the record date if you hold your shares in street name (each brokerage statement admits two people).

Please do not carry items such as large handbags and packages to the meeting, as we reserve the right to inspect any items brought into the meeting. We also reserve the right to prohibit bringing weapons, cell phones, pagers, cameras, recording devices, and other items into the meeting room.

Delivery of Annual Reports and Proxy Statements to a Shared Address; Obtaining a Copy of the Annual Report

             If you and one or more shareholders share the same address, it is possible that only one Internet Notice, Annual Report or Proxy Statement was delivered to your address. Registered shareholders at the same address who wish to receive separate copies of the Internet Notice, the Annual Report or Proxy Statement may:

  •
  call the Company's Shareholder Services at 1-602-250-5511;
  •
  mail a request to Shareholder Services at P.O. Box 53999, Mail Station 8602, Phoenix, AZ 85072-3999; or
  •
  e-mail a request to: shareholderdept@pinnaclewest.com.

The Company will promptly deliver to you the information requested. Shareholders who own Company stock through a broker and who wish to receive separate copies of the Internet Notice, Annual Report or Proxy Statement should contact their broker.

             You can access our Annual Report and Proxy Statement via the Internet. Copies of the Annual Report and Proxy Statement are available on the Company's website (www.pinnaclewest.com) and will be provided to any shareholder promptly upon request. Shareholders may request copies from Shareholder Services at the telephone number or addresses set forth above or as described in the Internet Notice.

 Shareholder Proposals or Director Nominations for the 2014 Annual Meeting

             To be included in the proxy materials for the 2014 Annual Meeting of Shareholders (the "2014 Annual Meeting"), any shareholder proposal intended to be presented at that meeting must be received by our Corporate Secretary no later than November 28, 2013 at the following address:

Corporate Secretary
Pinnacle West Capital Corporation
400 North Fifth Street, Mail Station 8602
Phoenix, Arizona 85004

             A shareholder who intends to present a proposal at the 2014 Annual Meeting, but does not wish it to be included in the 2014 proxy materials, must submit the proposal no earlier than January 15, 2014 and no later than the close of business on February 14, 2014. Nominations for the Board must be received by November 15, 2013. In all cases, shareholders must also comply with the applicable rules of the Securities and Exchange Commission ("SEC") and our Bylaws.

Proxy Solicitation

             The Board is soliciting the enclosed proxy. The Company may solicit shareholders over the Internet, by telephone or by mail. The Company has retained D.F. King & Co., Inc., to assist in the distribution of proxy solicitation materials and the solicitation of proxies for $9,000, plus customary expenses. The costs of the solicitation will be paid by the Company. Proxies may also be solicited in person, by telephone or electronically by Company personnel who will not receive additional compensation for such solicitation. As required, the Company will reimburse brokerage houses and others for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

INFORMATION ABOUT OUR BOARD AND CORPORATE GOVERNANCE

Director Independence

             NYSE rules require companies whose securities are traded on the NYSE to have a majority of independent directors. These rules describe certain relationships that prevent a director from being independent and require a company's board of directors to make director independence determinations in all other circumstances. The Company's Board has also adopted Director Independence Standards to assist the Board in making independence determinations. These Director Independence Standards are available on the Company's website (www.pinnaclewest.com).

             Based on the Board's review, the Board has determined that one of the Company's directors is not independent and that all of the other directors are independent. The independent directors are Messrs. Basha, Gallagher, Lopez, and Nordstrom, Drs. Cortese, Herberger and Klein, and Mses. Clark-Johnson and Munro. Mr. Brandt is not independent under the NYSE rules or the Director Independence Standards because of his employment with the Company. Mr. Parker resigned from his position as a director in February 2012. Ms. Grant retired from the Board at the Annual Meeting in May 2012. Mr. Parker and Ms. Grant were independent while they were members of the Board.

             In accordance with the NYSE rules and the Director Independence Standards, the Board undertakes an annual review to determine which of its directors are independent. The review generally takes place in the first quarter of each year; however, directors are required to notify the Company of any changes that occur throughout the year that may impact their independence.

             In considering the independence of Mr. Gallagher, the Board considered that the law firm of Gallagher & Kennedy, P.A. ("Gallagher & Kennedy"), where Mr. Gallagher is Chairman Emeritus, provided legal services to the Company in 2012 and is expected to provide legal services to the Company in 2013. However, since: (a) the amounts paid to Gallagher & Kennedy were less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards, and were less than one percent of the Company's and Gallagher & Kennedy's revenues for fiscal year 2012; (b) Mr. Gallagher does not furnish legal services to the Company; and (c) he has advised the Company that he receives no compensation or benefits from Gallagher & Kennedy as a result of the firm providing legal services to the Company, the Board determined that Mr. Gallagher was independent.

             Ms. Clark-Johnson is an employee of Arizona State University ("ASU") in her capacity as the Executive Director of the Morrison Institute for Public Policy. Dr. Cortese is also an employee of ASU in his capacity as the Director of the ASU Health Care Delivery and Policy Program and a Foundation Professor in the Department of Biomedical Informatics, Ira A. Fulton School of Engineering and in the School of Health Management and Policy, W.P. Carey School of Business. ASU is considered a part of the reporting entity for the State of Arizona (the "State") for financial reporting purposes and, as such, the State is the entity considered in applying the independence tests. In considering the independence of Ms. Clark-Johnson and Dr. Cortese, the Board considered the fact that transactions between the State and the Company and its affiliates consist of providing electric service, utility-related construction, building leases, and the payment of various State fees, taxes, memberships, licenses, sponsorships and donations. The Board determined that these matters do not impact Ms. Clark-Johnson's or Dr. Cortese's independence since amounts paid to or received from the State are less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards. In addition, neither of these directors benefits financially, directly or indirectly, from ASU's business relationships with the Company, most of which consist of receiving electric service at regulated rates.

             Mr. Parker is Chairman and Chief Executive Officer of US Airways Group, Inc. and US Airways, Inc. (collectively "US Airways"). In considering the independence of Mr. Parker, the Board considered that directors and employees of the Company and its subsidiaries purchase air travel from time to time for business purposes from US Airways. The amounts paid to US Airways in 2012 were less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards; were less than one percent of the Company's and US Airways' revenues for fiscal year 2012; and all transactions were at arms-length. As such, the Board determined that Mr. Parker was independent while on the Board.

             With respect to all of the directors, the Board considered that many of the directors and/or businesses of which they are officers, directors, shareholders, or employees are located in APS's service territory and purchased electricity from APS at regulated rates in the normal course of business. The Board considered these relationships in determining the directors' independence, but, because the rates and charges for electricity provided by APS are fixed by the ACC, and the directors satisfied the other independence criteria specified in the NYSE rules and the Director Independence Standards, the Board determined that these relationships did not impact the independence of any director. The Board also considered contributions to charitable and non-profit organizations where a director also serves as a director of such charity or organization. However, since no director is also an executive officer of such charitable or non-profit organization, the Board determined that these payments did not impact the independence of any director.

Board Meetings and Attendance

             In 2012, our Board held eight meetings and none of our directors attended fewer than 75% of the Board meetings and any meetings of Board committees on which he or she served. Each director is expected to be present at the Annual Meeting. All of the Board members attended the 2012 Annual Meeting.

 Board Committees

             The Board has the following standing committees: Audit; Corporate Governance; Finance; Human Resources; and Nuclear and Operating. All of the charters of the Board's committees are publicly available on the Company's website (www.pinnaclewest.com). All of our committees are comprised of independent directors who meet the independence requirements of the NYSE rules, SEC rules, and the Director Independence Standards.

    Audit Committee

             The Audit Committee held seven meetings in 2012. Among other things, the Audit Committee:

    •
    oversees the integrity of the Company's financial statements;
    •
    appoints the independent accountants and is responsible for their qualifications, independence, performance, and compensation;
    •
    reviews the performance of the Company's internal audit function; and
    •
    monitors the Company's compliance with legal and regulatory requirements.

             The Board has determined that each member of the Audit Committee meets the NYSE experience requirements and that Mr. Nordstrom, the Chair of the Audit Committee, is an "audit committee financial expert" under applicable SEC rules.

    Corporate Governance Committee

             The Corporate Governance Committee held six meetings in 2012. Among other things, the Corporate Governance Committee:

    •
    reviews and assesses the Corporate Governance Guidelines;
    •
    develops and recommends to the full Board criteria for selecting new directors;
    •
    identifies and evaluates individuals qualified to become members of the Board, consistent with the criteria for selecting new directors;
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    recommends director nominees to the Board;
    •
    recommends to the Board who should serve on each of the Board's committees; and
    •
    reviews the results of the Annual Meeting shareholder votes.

The Corporate Governance Guidelines are available on the Company's website (www.pinnaclewest.com).

    Finance Committee

             The Finance Committee held four meetings in 2012. Among other things, the Finance Committee:

    •
    reviews the Company's historical and projected financial performance and the Company's financing plan and recommends approval of credit facilities and the issuance of long-term debt, common equity and preferred securities;
    •
    reviews and recommends approval of the Company's annual capital budget and reviews the annual operations and maintenance budget;
    •
    reviews and recommends approval of short-term investments and borrowing policies; and
    •
    reviews and recommends to the Board the Company's dividend actions.

    Human Resources Committee

             The Human Resources Committee held five meetings in 2012. Among other things, the Human Resources Committee:

    •
    reviews management's programs for the attraction, retention, and development of the Company's human resources;
    •
    recommends to the full Board persons for election as officers;
    •
    annually reviews the goals and performance of the officers of our Company and APS;
    •
    approves corporate goals and objectives relevant to the compensation of the Company's CEO, assesses the CEO's performance in light of these goals and objectives, and sets the CEO's compensation based on this assessment;
    •
    makes recommendations to the Board with respect to non-CEO executive compensation and director compensation; and
    •
    acts as the "committee" under the Company's long-term incentive plans.

             Under the Human Resources Committee's charter, the Human Resources Committee may delegate authority to subcommittees, but did not do so in 2012. Additional information on the processes and procedures of the Human Resources Committee is provided under the heading "Compensation Discussion and Analysis."

    Nuclear and Operating Committee

             The Nuclear and Operating Committee held four meetings in 2012. Among other things, the Nuclear and Operating Committee:

    •
    receives regular reports from management and monitors the overall performance of Palo Verde;
    •
    reviews the results of major Palo Verde inspections and evaluations by external oversight groups, such as the Nuclear Regulatory Commission ("NRC") and the Institute of Nuclear Power Operations ("INPO");
    •
    reviews and monitors the power plant operations, energy transmission and delivery, and customer service functions of the Company; and
    •
    reviews and monitors the Company's compliance with environmental, health and safety policies.

             In addition, the Nuclear and Operating Committee receives regular reports from the Offsite Safety Review Committee (the "OSRC"). The OSRC provides independent assessments of the safe and reliable operations of Palo Verde. Pursuant to Palo Verde's operating licenses, the OSRC focuses its assessment on operations, engineering, maintenance, safety, security and other support functions. The OSRC is comprised of non-employee individuals with senior management experience in the nuclear industry and the Palo Verde Director of Nuclear Assurance, and it meets periodically throughout the year.

The Board's Leadership Structure

             Lead Director.    Kathryn L. Munro serves as the Company's Lead Director and chairs the Corporate Governance Committee. The Lead Director performs the following functions:

    •
    serves as a liaison between the Chairman of the Board (the "Chairman") and the independent directors;

    •
    advises the Chairman as to an appropriate schedule of Board meetings, reviews and provides the Chairman with input regarding agendas for the Board meetings and, as appropriate or as requested, reviews and provides the Chairman with input regarding information sent to the Board;
    •
    presides at all meetings at which the Chairman is not present, including executive sessions of the independent directors, which executive sessions are regularly scheduled as part of each Board meeting;
    •
    calls meetings of the independent directors when necessary and appropriate;
    •
    oversees the Board and Board committee self-assessment process;
    •
    is available for consultation and direct communication with the Company's shareholders and other interested parties;
    •
    performs such other duties as the Board may from time to time delegate; and
    •
    reviews the results of the Annual Meeting shareholder votes.

             Chairman and CEO Positions.    The Chairman is Donald E. Brandt, the Company's CEO and President. The Board believes that combining the roles of the CEO and Chairman enhances the Board's ability to communicate clearly and effectively with management, and that an independent Board Chairman would create an additional level of hierarchy that would only duplicate the activities already being vigorously carried out by its Lead Director.

The Board's Role in Risk Oversight

             The ultimate responsibility for the management of the Company's risks rests with the Company's senior management team. The Board's oversight of the Company's risk management function is designed to provide assurance that the Company's risk management processes are well adapted to and consistent with the Company's business and strategy, and are functioning as intended. The Board focuses on fostering a culture of risk awareness and risk-adjusted decision-making and ensuring that an appropriate "tone at the top" is established. The Board regularly discusses and updates a listing of areas of risk and a suggested allocation of responsibilities for them among the Board committees. The charter for each of our committees requires each committee to periodically review risks in their respective areas. Each committee:

    •
    receives periodic presentations from management about its assigned risk areas;
    •
    considers the effectiveness of the risk identification and mitigation measures being employed; and
    •
    discusses their risk reviews with the full Board at least annually.

             Consistent with the requirements of the NYSE's corporate governance standards, the Audit Committee periodically reviews the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also reviews the comprehensiveness of the Board's risk oversight and the Company's risk assessment process, and plays a coordinating role designed to ensure that no gaps exist in the coverage by the Board committees of risk areas. In recommending the composition of the Board's committees and the selection of committee Chairs, the Corporate Governance Committee takes into account the effective functioning of the risk oversight role of each Board committee and the risk areas assigned to it.

             The Executive Risk Committee is comprised of senior level officers of the Company and is chaired by the Chief Financial Officer. Among other responsibilities, this Committee is responsible for ensuring that the Board receives timely information concerning the Company's material risks and risk management processes. The Executive Risk Committee annually provides the Board with a list of the Company's top risks. The internal enterprise risk management group reports to the Vice President, Controller and Chief Accounting Officer, who reports to the Chief Financial Officer of APS. The internal risk management group is responsible for (1) implementing a consistent risk management framework and reporting process across APS, and (2) ensuring that the Executive Risk Committee is informed of those processes and regularly apprised of existing material risks and the emergence of additional material risks.

Director Qualifications; Selection of Nominees for the Board

             Director Qualifications.    The Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Corporate Governance Committee for a position on the Board. Under these criteria, a director must be a shareholder of the Company. In determining whether an individual should be considered for Board membership, the Corporate Governance Committee considers the following qualities, among others: integrity; knowledge, including regulatory and political knowledge, and nuclear expertise at the strategic level; judgment; understanding of the Company's business environment; and the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, including large organizational leadership, public company experience and risk oversight skills. The Corporate Governance Committee considers diversity in its selection of nominees utilizing a broad meaning to include not only factors such as race and gender, but also background, experience, skills, accomplishments, financial expertise, and professional interests. The Corporate Governance Committee also considers the amount of time that a person will likely have to devote to his or her duties as a director, including responsibilities as an executive officer, board member or trustee of businesses and charitable institutions.

             Selection of Nominees for the Board.    The Corporate Governance Committee uses a variety of methods to identify and evaluate nominees for a director position. The Corporate Governance Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected due to retirement or otherwise, and whether the Board reflects the appropriate balance of knowledge, skills, expertise, and diversity required for the Board as a whole. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance Committee may consider various potential candidates. Candidates may be considered at any point during the year and come to the attention of the Corporate Governance Committee through current Board members, professional search firms or shareholders, and the Corporate Governance Committee evaluates all nominees from these sources against the same criteria. Any shareholder nominations proposed for consideration by the Corporate Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Pinnacle West Capital Corporation
400 North Fifth Street, Mail Station 8602
Phoenix, Arizona 85004

             Any shareholder who wishes to submit a nomination for a director to the Board must deliver that nomination to our Corporate Secretary by November 15, 2013 and comply with the information requirements in the Company's Bylaws.

Director Resignation Due to Substantial Change in Their Primary Business Position

             Under the Company's Corporate Governance Guidelines, upon a substantial change in a director's primary business position, a director is required to apprise the Corporate Governance Committee and to offer his or her resignation for consideration to the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the tendered resignation.

 Communication with the Board

             Shareholders and other parties interested in communicating with the Board may do so by writing to the Corporate Secretary, Pinnacle West Capital Corporation, 400 North Fifth Street, Mail Station 8602, Phoenix, Arizona 85004, indicating who should receive the communication, for example, the Lead Director or the independent directors. The Corporate Secretary will transmit communications not otherwise specifically addressed and that raise substantial issues to the Lead Director and to the Chair of the Board Committee most closely associated with the matter. The Corporate Secretary has discretion to exclude communications that are commercial advertisements or other forms of solicitations, service or billing complaints and complaints related to individual employment-related actions.

Codes of Ethics and Strategic Framework

             In order to ensure the highest levels of business ethics, the Board has adopted the Code of Ethics and Business Practices, which applies to all employees, officers and directors, and the Code of Ethics for Financial Executives, both of which are described below:

             Code of Ethics and Business Practices (the "Code of Ethics").    Employees, directors and officers are provided with the Code of Ethics when they join the Company or APS, and any updates to the Code of Ethics are provided to them from time to time. The Code of Ethics helps ensure that the employees, directors and officers of the Company and APS act with integrity and avoid any real or perceived violation of the Company's ethics policy, laws, or regulations.

             Code of Ethics for Financial Executives.    The Company has adopted a Code of Ethics for Financial Executives, which is designed to promote honest and ethical conduct and compliance with applicable laws, rules, and regulations, particularly as related to the maintenance of financial records, the preparation of financial statements, and proper public disclosure. "Financial Executive" means the Company's CEO, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer, General Counsel, the President and Chief Operating Officer of APS, and other persons designated from time to time as a Financial Executive subject to this policy by the Chair of the Audit Committee.

             The Company provides periodic online training and examination covering the principles in the Code of Ethics. This training includes extensive discussion of the Company's values, an explanation of Company ethical standards, application of ethical standards in typical workplace scenarios, assessment questions to help measure understanding, and an electronic sign-off. All of the employees of the Company and APS, and all of our directors, complete the training.

             Both of the codes are available on the Company's website (www.pinnaclewest.com).

             The Company's Strategic Framework.    APS has adopted a strategic framework that defines its vision, mission, areas of focus, and values. APS's vision is to create a sustainable energy future for Arizona. APS's mission is to safely and efficiently generate and deliver reliable electric power and related services to its customers. The areas of focus are employees, operational excellence, environmental stewardship, customers and communities, and shareholder value. The framework affirms our corporate values of safety, integrity and trust, respect, and accountability. Here is our Strategic Framework:

PROPOSAL 1 – ELECTION OF DIRECTORS

             The 10 nominees for election as directors are set forth below, where we provide a description of their occupation, business background and other directorships, as well as a discussion of the specific skills that the Board believes qualifies each of our nominees to serve as a director. All nominees will be elected for a one-year term that will expire at the 2014 Annual Meeting.1

             Edward N. Basha, Jr., age 75, has been a director since 1999. Mr. Basha is a director and Chairman Emeritus of the Board of Bashas' supermarket chain. He has been a director of Bashas' since 1968 and he served as Chairman of the Board of Bashas' from 1968 to 2011. Mr. Basha was Chief Executive Officer of Bashas' from 1968 until September 2010. On July 12, 2009, Bashas' filed voluntary Chapter 11 petitions in the United States Bankruptcy Court, District of Arizona. A reorganization plan for Bashas' was confirmed in August 2010. Mr. Basha serves on the Company's Human Resources and Nuclear and Operating Committees.

             Mr. Basha is an Arizona native and prominent business, civic and political leader involved in multiple Arizona community projects. His family-owned business is comprised of grocery and specialty stores in Arizona, California and New Mexico. In addition to his executive experience, Mr. Basha brings a strong marketing background to the Board.

             Donald E. Brandt, age 58, has been a director since 2009. Mr. Brandt is Chairman of the Board, President and CEO of the Company. He has been Chairman of the Board and CEO since April 2009 and President since March 2008. Mr. Brandt is Chairman of the Board and CEO of APS. He has been Chairman of the Board of APS since April 2009 and CEO of APS since March 2008. Mr. Brandt served as President of APS from December 2006 to January 2009. Mr. Brandt has served as an officer of the Company in the following additional capacities: March 2008 to April 2009 as Chief Operating Officer; September 2003 to March 2008 as Executive Vice President; December 2002 to September 2003 as Senior Vice President; and from December 2002 to March 2008 as Chief Financial Officer.

             As Chairman of the Board, President and CEO of the Company and as Chairman of the Board and CEO of APS, and with nearly three decades of experience in the utility industry, Mr. Brandt has a broad understanding of the factors affecting the Company's business. Mr. Brandt currently serves on the boards of the Institute of Nuclear Power Operations ("INPO"), the Nuclear Energy Institute ("NEI"), the Edison Electric Institute ("EEI"), and Nuclear Electric Insurance Limited ("NEIL"), all major industry organizations that provide insights into operational, financial and policy matters of great importance to the Company.

             Susan Clark-Johnson, age 66, has been a director since 2008. Ms. Clark-Johnson is Executive Director of the Morrison Institute for Public Policy, ASU. She has held this position since May 2008. Ms. Clark-Johnson was President of Gannett Newspaper Division, Gannett Co., Inc. (newspaper publishing), from September 2005 until her retirement in May 2008. Ms. Clark-Johnson was Chairman and Chief Executive Officer of Phoenix Newspapers, Inc., from August 2000 to September 2005. Ms. Clark-Johnson is also a director of Chyron Corporation. Ms. Clark-Johnson serves on the Company's Nuclear and Operating and Corporate Governance Committees.

             Ms. Clark-Johnson brings to the Company a breadth of operational and managerial experience from running a major division of a Fortune 500 company. Also, as the former Publisher of the Arizona Republic newspaper, Ms. Clark-Johnson has a keen understanding of Arizona's political, economic and cultural spheres.

1 Directors' ages are as of February 22, 2013. All of our directors also serve as directors of APS.

             Denis A. Cortese, M.D., age 68, has been a director since 2010. Dr. Cortese is the Director of the ASU Health Care Delivery and Policy Program and a Foundation Professor in the Department of Biomedical Informatics, Ira A. Fulton School of Engineering and in the School of Health Management and Policy, W.P. Carey School of Business. He has held these positions since February 2010. Dr. Cortese has been Emeritus President and Chief Executive Officer, Mayo Clinic (medical clinic and hospital services) since November 2009 and was President and Chief Executive Officer of Mayo Clinic from March 2003 until his retirement in November 2009. Dr. Cortese is also a director of Cerner Corporation. Dr. Cortese serves on the Company's Audit and Nuclear and Operating Committees.

             As former President and Chief Executive Officer of the Mayo Clinic, Dr. Cortese has extensive experience in leading complex organizations with multiple constituencies and has led an organization that delivers strong and efficient customer service, which parallels the Company's strategies. Further, his background in public policy development, science and technology brings valuable perspectives to issues that face the Company.

             Michael L. Gallagher, age 68, has been a director since 1999. Mr. Gallagher is Chairman Emeritus of Gallagher & Kennedy, Phoenix, Arizona (an Arizona-based law firm). He has held this position since 2001. Mr. Gallagher served as President of Gallagher & Kennedy from 1978 through 2000. Mr. Gallagher is a director of AMERCO, the parent company of U-Haul International, Inc., and chairs its Independent Governance Committee. He is also a Trustee of the Peter Kiewit Foundation. Mr. Gallagher chairs the Company's Nuclear and Operating Committee and serves on the Corporate Governance Committee.

             Mr. Gallagher has represented a broad and diverse spectrum of corporate clients. Mr. Gallagher provides guidance and judgment gained through advising senior management and boards of directors on the varied issues regularly considered by the Board. His knowledge and experience from participating on the boards of other publicly-traded and private companies provides valuable perspective to the Company, and his extensive experience addressing corporate governance matters makes him a good fit for our Corporate Governance Committee.

             Roy A. Herberger, Jr., Ph.D., age 70, has been a director since 1992. Dr. Herberger is President Emeritus of Thunderbird School of Global Management (graduate management school) ("Thunderbird"). He has held this position since November 2004. Dr. Herberger was President of Thunderbird from 1989 until August 2004. Dr. Herberger is also a director of the Apollo Group. Within the past five years, he was also a director of ECO2 Plastics, Inc. Dr. Herberger chairs the Company's Human Resources Committee and serves on the Corporate Governance and Finance Committees.

             Dr. Herberger has both management experience and a strong understanding of business and economic trends. He also has extensive corporate board service, which aids his contributions to the Company's Board. Dr. Herberger's service as the Lead Director and Chair of the Compensation Committee of the Apollo Group, a Fortune 500 company, and his service as a Trustee for Mayo Clinic, contribute to the strength of the Company's governance and human resources processes.

             Dale E. Klein, Ph.D., age 65, has been a director since 2010. Dr. Klein served as Chairman of the U.S. Nuclear Regulatory Commission from July 2006 to May 2009, and thereafter as a Commissioner until March 2010. He was Assistant to the Secretary of Defense for Nuclear, Chemical and Biological Defense Programs from November 2001 to July 2006. Dr. Klein is a Professor of Mechanical Engineering and Associate Director of the Energy Institute at the University of Texas at Austin and has held these positions since April 2010. Dr. Klein is also Associate Vice Chancellor for Research at the University of Texas System and he has held this position since January 2011. He is also a director of Southern Company. He serves on the Company's Audit and Nuclear and Operating Committees.

             Dr. Klein brings expertise in all aspects of nuclear energy regulation, operation, technology and safety. His wide national and international experience in all aspects of nuclear energy and government brings value to the Board, not only from the perspective of our operations at Palo Verde, but also as the Company and APS look at new opportunities in our evolving utility business.

             Humberto S. Lopez, age 67, has been a director since 1995. Mr. Lopez is President of HSL Properties, Inc. (real estate development and investment), Tucson, Arizona. He has held this position since 1975. Mr. Lopez chairs the Company's Finance Committee and serves on the Company's Audit and Human Resources Committees.

             In addition to management and business knowledge, Mr. Lopez brings extensive investment and real estate development expertise to the Company. His understanding of real estate and associated markets has proven a valuable asset to the Company because of the importance of those markets in Arizona. Mr. Lopez also is familiar with the State's historic economic cycles, which helps the Company plan for future growth and energy needs.

             Kathryn L. Munro, age 64, has been a director since 2000. Ms. Munro is a principal of BridgeWest, LLC (an investment company). She has held this position since July 2003. Ms. Munro was Chairman of BridgeWest, LLC from February 1999 until July 2003. From 1996 to 1998, Ms. Munro served as Chief Executive Officer of Bank of America's ("BofA") Southwest Banking Group and was President of BofA Arizona from 1994 to 1996. Prior to that, Ms. Munro held a variety of senior positions during her 20-year career with BofA. Ms. Munro is also a director of Knight Transportation, Inc. ("Knight"). Within the past five years, Ms. Munro was a director of FLOW International Corporation. Ms. Munro is the Company's Lead Director and, as such, she chairs the Corporate Governance Committee. She also serves on the Human Resources and Finance Committees.

             As principal of an investment company, and as former Chief Executive Officer of BofA's Southwest Banking Group and President of BofA Arizona, Ms. Munro brings business acumen and financial knowledge to the Company. Her experience with the cycles in Arizona's economy assists a growing infrastructure company like Pinnacle West in accessing capital and meeting its financing needs. Ms. Munro is also an experienced director, currently serving on the boards of Knight and Premera Blue Cross.

             Bruce J. Nordstrom, age 63, has been a director since 2000. Mr. Nordstrom is President of and a certified public accountant at the firm of Nordstrom & Associates, P.C., Flagstaff, Arizona. He has held this position since 1988. Mr. Nordstrom chairs the Company's Audit Committee and serves on the Corporate Governance and Finance Committees.

             As the president of an accounting firm, Mr. Nordstrom has an extensive accounting, auditing and financial skill set. Additionally, he provides familiarity with principles of risk management and oversight, and the perspectives of customers in the Northern Arizona service territory of APS.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR ELECTION OF THE NOMINATED SLATE OF DIRECTORS

SHARES OF PINNACLE WEST STOCK OWNED BY MANAGEMENT
AND LARGE SHAREHOLDERS

             The following table shows the amount of Pinnacle West common stock owned by the Company's directors, Messrs. Brandt, Edington, Falck, Hatfield and Robinson (the "Named Executive Officers"or "NEOs"), our directors and executive officers as a group, and those persons who beneficially own more than 5% of the Company's common stock. Unless otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned.

             The address of the listed shareholders not otherwise set forth below is P.O. Box 53999, Mail Station 8602, Phoenix, Arizona 85072-3999. Unless otherwise indicated, all information is as of March 12, 2013, the record date for the Annual Meeting.

Name	Number of Shares Beneficially Owned[1] (#)	Percent of Class (%)
Directors:
Edward N. Basha, Jr.	20,258	*
Donald E. Brandt	96,077	*
Susan Clark-Johnson	9,723	*
Denis A. Cortese, M.D.	7,713	*
Michael L. Gallagher	24,489	*
Roy A. Herberger, Jr., Ph.D.	27,392	*
Dale E. Klein, Ph.D.	5,919	*
Humberto S. Lopez	52,361	*
Kathryn L. Munro	25,107	*
Bruce J. Nordstrom	26,995	*
Other Named Executive Officers:
Randall K. Edington	34,521	*
David P. Falck	39,915	*
James R. Hatfield	36,643	*
Donald G. Robinson	59,249	*
All Directors and Executive Officers as a Group (23 Persons):	543,534	*
5% Beneficial Owners:[2]
BlackRock, Inc. and certain related entities[3] 40 East 52nd Street New York, NY 10022	8,597,716	7.84%
Franklin Resources, Inc. and certain related entities[4] One Franklin Parkway San Mateo, CA 94403-1906	7,049,830	6.40%
State Street Corporation and certain related entities[5] One Lincoln Street Boston, MA 02111	7,914,637	7.20%
The Vanguard Group Inc.[6] 100 Vanguard Boulevard Malvern, PA 19355	7,819,795	7.12%

* Represents less than 1% of the outstanding common stock.

1 Includes vested Supplemental RSUs (as defined later in the CD&A) for the NEOs and vested restricted stock units ("RSUs") payable in stock for the directors, and associated dividends payable in stock, as follows: Mr. Brandt – 11,768; Mr. Edington – 6,538; Mr. Falck – 3,269; Mr. Hatfield – 3,269; Mr. Robinson – 5,883; Mr. Gallagher – 3,011; Dr. Herberger – 3,011; Dr. Klein – 5,819; and Ms. Munro – 3,594. The following shares are held jointly: Dr. Herberger – 24,381; Dr. Klein – 100; and Mr. Nordstrom – 25,495. The following shares are held in joint trusts: Directors: Dr. Cortese – 7,713; Mr. Gallagher – 21,478; Mr. Lopez – 52,361; and Ms. Munro – 20,147; and Officers: Mr. Hatfield – 30,741; and Mr. Edington – 18,236. Mr. Basha has donated 19,998 of his shares to a charitable foundation and 260 of his shares are held in a custodial account; however, he has shared voting rights with respect to all such shares.

2 The Company makes no representations as to the accuracy or completeness of the information in the filings reported in footnotes 3-6.

3 BlackRock, Inc. Schedule 13G/A filing, dated February 4, 2013, a parent holding company and certain affiliates, reports beneficial ownership of 8,597,716 shares, with sole voting and dispositive power.

4 Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. Schedule 13G filing, dated January 31, 2013, reports beneficial ownership collectively of 7,049,830 shares, with sole voting power as to 6,947,730 shares and sole dispositive power as to 7,047,730 shares in Franklin Advisers, Inc., and sole voting power and sole dispositive power as to 2,100 shares in Fiduciary Trust Company International.

5 State Street Corporation Schedule 13G filing, dated February 8, 2013, a parent holding company and certain affiliates, reports beneficial ownership of 7,914,637 shares, with shared voting and dispositive power. The Company maintains normal commercial relationships with State Street Corporation and its subsidiaries. The Company does not consider these relationships to be material.

6 The Vanguard Group, Inc. Schedule 13G/A, dated February 7, 2013, reports beneficial ownership of 7,819,795 shares with sole voting power as to 264,974 shares, and shared dispositive power as to 179,274 shares, and sole dispositive power as to 7,640,521 shares, Vanguard Fiduciary Trust Company as beneficial owner of 151,274 shares, and Vanguard Investments Australia, Ltd., as beneficial owner of 141,700 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

             Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock to file reports of ownership and changes of ownership with the SEC. Based solely on the Company's review of these reports, the Company believes that its directors, executive officers, and greater than 10% beneficial owners complied with their respective Section 16(a) reporting requirements for fiscal year 2012 on a timely basis, except that Messrs. Edington and Hatfield each filed a late Form 5 filing reflecting one transfer and three transfers, respectively, of the Company's common stock in 2011 from their individual accounts to family trust accounts.

RELATED PARTY TRANSACTIONS

             The Corporate Governance Committee is responsible for reviewing and approving all transactions with any related party, which consists of any of our directors, director nominees, executive officers, shareholders owning more than 5% of the Company's common stock and, with respect to each of them, their immediate family members and certain entities in which they are an officer or a shareholder, partner, member or other participant who, directly or indirectly, has a substantial ownership interest in or otherwise substantially controls or shares control of such entity (a "Related Party"). This obligation is set forth in writing in our Statement of Policy Regarding Related Party Transactions (the "Policy").

             To identify Related Party Transactions, as defined in the Policy, each year the Company requires our directors and officers to complete director and officer questionnaires identifying any transactions with the Company in which a Related Party has an interest. We review Related Party Transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with our interests. The Code of Ethics requires all directors, officers, and employees who may have a potential or apparent conflict of interest to notify the Company's management. In addition, the Policy specifically provides that any Related Party Transaction must be approved or ratified by the Corporate Governance Committee. A "Related Party

Transaction" is any transaction or a series of similar transactions in which the Company or any of its subsidiaries is or was a participant, where the amount involved exceeds $120,000 in the aggregate, and in which any Related Party has a direct or indirect material interest, other than:

  •
  transactions in which rates or charges are fixed in conformity with law or governmental authority (such as APS rates approved by the ACC);
  •
  transactions in which the rates or charges are determined by competitive bid; or
  •
  the payment of compensation by the Company to the executive officers, directors, or nominees for directors.

             Based on the Policy, SEC rules, and our review, we had no Related Party Transactions in 2012.

REPORT OF THE HUMAN RESOURCES COMMITTEE

             The Human Resources Committee submitted the following report:

             The Human Resources Committee is composed of four non-employee directors, each of whom is independent as defined by NYSE rules and the Company's Director Independence Standards.

             In accordance with SEC rules, the Human Resources Committee discussed and reviewed the Compensation Discussion and Analysis with management and, based on those discussions and review, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE CHAIR	HUMAN RESOURCES COMMITTEE MEMBERS
Roy A. Herberger, Jr., Ph.D.	Edward N. Basha, Jr. Humberto S. Lopez Kathryn L. Munro

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis ("CD&A")

    Executive Summary

             Our Philosophy and Objectives.    Our compensation program is designed to be straightforward with a clear emphasis on putting pay at risk and retaining key executives. Our executive compensation philosophy incorporates the following core principles and objectives:

  •
  Alignment with Shareholder Interests. We structure our annual cash and long-term equity incentive compensation to put pay at risk and reward performance. Payouts under these plans are tied predominantly to the Company's total return to shareholders, stock price, earnings, and the achievement of measurable and sustainable business and individual goals, so that executives' interests are tied to the success of the Company and are aligned with those of our shareholders.
  •
  Key Management Retention. We structure our program to provide compensation at levels necessary to attract, engage and retain an experienced management team who have the skill sets to succeed in our complex operating and regulatory environment, including operating the nation's largest nuclear power station, and to provide consistently strong operating and financial results.

             Our Compensation Components.    At the 2012 Annual Meeting, our shareholders overwhelmingly approved the compensation of our executive officers. As a result, while the Human Resources Committee (for purposes of this CD&A, the "Committee") reviewed and discussed developments in executive compensation practices, we made only modest modifications to our compensation program in 2012. The key elements of our program are:

  •
  base salary – base salary is fixed with reference to competitive market components and our need to retain key management;
  •
  annual cash incentive – the cash incentive plans are 100% pay at risk tied directly to earnings and business and individual performance;
  •
  three-year long-term equity grants of performance shares (55% of the equity grant) – payout is 100% pay at risk tied to TSR and business performance;
  •
  four-year long-term equity grants of RSUs (45% of the equity grant) – RSUs encourage retention and are considered by the Company to be pay at risk because the value rises and falls with the Company's stock price;
  •
  benefits – we offer customary benefits and limited perquisites; and
  •
  stock ownership guidelines and prohibitions on the pledging and hedging of Company common stock.

             Overview of 2012 Company Performance.    Pinnacle West is a holding company that derives substantially all of its revenues and earnings from APS, our vertically-integrated electric utility. Our 2012 accomplishments included:

  •
  the Company's stock price increased 5.8% and set a new all-time high;
  •
  the Company increased the common dividend by 4%;
  •
  TSR was 10.3%, 34.4%, 60.6% and 57.8% for 1, 2, 3 and 5-year periods, respectively;
  •
  major rating agencies raised the Company's and APS's credit ratings thereby reducing our borrowing costs;
  •
  the Company achieved its safest year on record, placing us near the top decile within the industry;
  •
  we achieved a customer reliability metric of 0.77 outages per customer, outperforming the industry median of 1.14 and the industry first quartile of 0.91;
  •
  APS secured ACC approval of the settlement agreement of its most recent retail rate case in less than 12 months;
  •
  APS ranked in the top decile nationally among large investor-owned utilities in the 2012 J.D. Power customer survey results;
  •
  Palo Verde had a capacity factor of 92.3%; and
  •
  fossil plants achieved 92.6% commercial availability.

    Setting Executive Compensation

             The Human Resources Committee.    The Committee monitors executive officer compensation throughout the year and undertakes a thorough analysis of our executive officer compensation each Fall. This review includes consideration of competitive positions relative to specified labor markets, the mix of elements of compensation, performance requirements, the degree of pay that is at risk with respect to performance, and a consideration of individual officer evaluations. From December through February, the Committee then makes adjustments to executive officer compensation, including salary and cash and non-cash incentives.

             Role of Executive Officers in Determining Executive Compensation.    The Committee makes all compensation decisions relating to our CEO's compensation, makes awards under the 2012 Long-Term Incentive Plan (the "2012 Plan"), and determines the awards under the 2012 Incentive Plans, as defined later in this CD&A. The Committee recommends other executive officer compensation decisions, which are approved by the Board for Pinnacle West officers and the Board of Directors of APS for APS officers. Management works with the Committee in establishing the agenda for Committee meetings and in preparing meeting information. Management conducts evaluations and provides information on the performance of the executive officers for the Committee's consideration and provides such other information as the Committee may request. Management also assists the Committee in recommending: salary levels; annual incentive plan structure and design, including earnings and business unit performance targets or other goals; long-term incentive plan structure and design, including award levels; and the type, structure, and amount of other awards. The executive officers are available to the Committee's compensation consultant to provide information as requested by the consultant. At the request of the Chair of the Committee, the CEO or other officers may attend and participate in portions of the Committee's meetings.

             Role of Compensation Consultants.    The Committee's charter gives the Committee the sole authority to retain and terminate any consulting firm used by the Committee in evaluating non-employee director and officer compensation. The Committee engaged Frederick W. Cook & Co. to assist the Committee in its evaluation of 2012 compensation for our executive officers (the "Consultant"). The Consultant does not provide any other services to the Company or its affiliates. The Committee has assessed the independence of the Consultant and has concluded that no conflict of interest exists that would prevent the Consultant from serving as an independent consultant to the Committee. The Committee instructed the Consultant to prepare a competitive analysis of the compensation of the executive officers of the Company and of APS, and to make recommendations for changes to the existing compensation program, if warranted.

             Consultant's Report and Peer Group.    The Consultant reviewed our executive compensation practices and considered the extent to which these practices support our executive compensation objectives and philosophy. As part of this study, the Consultant performed competitive pay comparisons for our executive officers based on:

  •
  compensation information as disclosed in 2011 SEC filings for the Peer Group, as defined later in this CD&A;
  •
  general industry data based on surveys published by Hewitt Associates, Inc. (averaging data for companies in the $2.5 – $5 billion revenue bracket and the $5 – $10 billion revenue bracket) and Towers Watson & Co. ("Towers Watson") (averaging data for companies in the $3 – $6 billion revenue bracket and the $6 – $10 billion revenue bracket); and
  •
  industry-specific survey data from the Towers Watson Energy Services Industry Survey (reflecting the average between companies in the $3 – $6 billion revenue bracket and companies with revenues greater than $6 billion).

             From these sources, the Consultant developed a consensus in which the competitive industry comparison for Messrs. Brandt, Hatfield, Falck and Robinson reflects one-third proxy statement data, one-third Energy Services Industry Survey, and one-third general industry surveys. For Mr. Edington there was not a general industry survey match, so his competitive industry comparison reflects one-half proxy statement data and one-half Energy Services Industry Survey. Compensation levels were updated to July 2012 using a 3% annual growth factor that the Consultant indicated reflected projected executive-level market movement from major salary-planning surveys selected by the Consultant.

             As part of the executive compensation review for 2012, the Committee reviewed the Peer Group for its continued appropriateness. As a result of such review, the Committee approved the use of the same Peer Group that was used in setting 2011 executive compensation (excluding Allegheny Energy, which was eliminated due to it being acquired by First Energy). The Peer Group is broadly similar to the Company with respect to industry, complexity, and business lines, and positions the Company close to the median with respect to revenues (adjusted as explained below). The Peer Group consisted of the following predominantly rate-regulated utilities (the "Peer Group"):

Peer Group

Alliant Energy	Ameren Corporation	DTE Energy Company	Entergy Corporation
NextEra Energy	Northeast Utilities	NV Energy, Inc.	OGE Energy Corporation
PPL Corporation	Progress Energy, Inc.	SCANA Corporation	Southern Company
TECO Energy, Inc.	Wisconsin Energy Corporation	Xcel Energy, Inc.

             In determining both the composition of the Peer Group and the Company's relative position to that group, APS revenues were adjusted to take revenues attributable to managed assets, in addition to owned assets, into account. This adjustment was based on the following:

  •
  Palo Verde is the United States' largest nuclear generating facility, with a net generation rating of approximately 4,003 megawatts. APS owns 29.1% of Units 1 and 3 and owns or leases 29.1% of Unit 2; however, APS is responsible for the successful operation of 100% of the facility.
  •
  Four Corners is a 5-unit coal-fired plant located in New Mexico, with a net generation rating of approximately 2,100 megawatts. APS owns Units 1, 2 and 3 and 15% of Units 4 and 5. However, similar to Palo Verde, APS is responsible for the successful operation of 100% of the facility.
  •
  While APS contracts with the other owners for reimbursement of costs attributable to them, APS is subject to additional business risks and operational requirements as the operator of 100% of the Palo Verde and the Four Corners plants, including hiring and supervising the expanded work force necessary to operate these facilities.

             As a result, for purposes of its relative position in the Peer Group, APS adjusted revenues from $3.3 billion to $5.2 billion. The adjustment places APS near the median of the Peer Group for revenues. The Committee believes that the senior executives of the Company face challenges in the operation of Palo Verde that require skill sets similar to those that executives at a number of the Peer Group companies with nuclear operations also have, which reinforces the appropriateness of the inclusion of these companies for benchmarking purposes.

             In providing information to the Committee with respect to setting 2012 compensation, the Consultant reviewed the total compensation of the Named Executive Officers and presented its analysis in October 2011. The Consultant also reviewed the individual elements of compensation, including the type of annual incentives and long-term incentives, and evaluated the competitiveness of the individual elements of compensation of each such officer based on the survey data discussed above.

             In its analysis the Consultant looked at competitive findings for base salary, base incentive, and long-term equity incentives to the Named Executive Officers as compared to the 25th, 50th and 75th percentile (compensation data was treated at the 25th, 50th or the 75th percentile if it was within

+/- 10%). The conclusions of the report as to competitive pay comparisons of the Named Executive Officers for these three compensation elements are as follows:

Officer	Base Salary	2010 Actual Annual Incentive as a Percentage of Base Salary	Long-Term Incentive[1]
Mr. Brandt	at the 50th percentile	at the 50th percentile	above the 25th percentile but below the 50th percentile
Mr. Hatfield	at the 25th percentile	at the 50th percentile	below the 25th percentile
Mr. Edington	above the 75th percentile	at the 75th percentile	at the 25th percentile
Mr. Falck	at the 50th percentile	at the 50th percentile	at the 50th percentile
Mr. Robinson	at the 25th percentile	above the 50th percentile but below the 75th percentile	at the 25th percentile

1 Long-term incentive comparison excludes the one-time award of the supplemental grants of RSUs that were granted in February 2011 for performance prior to 2011 and that were discussed in our 2011 and 2012 Proxy Statements (the "Supplemental RSUs").

             Application of the Committee's Judgment.    The analysis in the Consultant's report and its recommendations regarding the competitiveness and structure of compensation are factors that the Committee takes into account in its evaluation of compensation for the Named Executive Officers. The Committee has determined that in order to meet its objectives, the Committee should, and does, take into consideration the competitive market survey data presented by the Consultant as an important reference point to assure the Committee of the reasonableness of the compensation levels and programs provided to executive management; however, actual compensation levels also take into account the individual executives and their responsibilities, skills, expertise, value added, and other external factors, such as the competitive marketplace for executive talent.

             In setting Mr. Edington's compensation and entering into his 2012 Supplemental Agreement, which is discussed later in the narrative disclosure to the Summary Compensation Table and the Grants of Plan-Based Awards table, the Committee took into account Mr. Edington's critical skills, nuclear expertise, the demand in the competitive market place for Chief Nuclear Officers, and his demonstrated performance to date in significantly improving the operating performance of Palo Verde.

             Company, business unit, and individual officer performance, as well as compensation competitiveness, are the primary factors in determining the level of total direct compensation for the Named Executive Officers. While the Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. Finally, the Committee evaluates other factors that it considers relevant, such as the financial condition of the Company and APS. The Company does not have a pre-established policy or target for allocation between cash and non-cash compensation or between short-term and long-term incentive compensation. The Committee does allocate between the two forms of equity grants as stated under the heading "Executive Summary" in this CD&A.

             As noted above, at our 2012 Annual Meeting, the shareholders cast an advisory vote on our executive compensation. The vote was not binding upon the Company, our directors or the Committee. Of the shareholder votes cast, more than 95% were "FOR" the compensation of the executives as disclosed in our 2012 Proxy Statement, excluding abstentions. The Committee was cognizant of this result in its consideration of the key components, design, implementation and amounts of our compensation program.

    Executive Compensation Components

             The Company's executive compensation program consists of the following components:

             In addition, the Company provides pension programs, a deferred compensation program, change of control arrangements and limited perquisites.

             The chart below indicates how each element of our 2012 executive compensation program was intended to achieve our compensation objectives of aligning the interests of executives and shareholders and attracting and retaining qualified, experienced executives.

2012 Compensation Element	Why We Pay It			Comments
	Alignment	Pay at Risk	Attract and Retain
Base Salary			✓	Salary is based on experience and responsibilities and is benchmarked to the Peer Group and market conditions to maintain salary at competitive levels.
Annual Cash Incentive	✓	✓	✓	Annual cash incentive is designed to reward achievement of annual performance objectives, which are designed to enhance shareholder value.

2012 Compensation Element	Why We Pay It			Comments
	Alignment	Pay at Risk	Attract and Retain
Performance Shares	✓	✓	✓	Performance shares reward achievement of long-term performance objectives – payout is tied to seven performance metrics that are intended to enhance shareholder value and the payout is determined at the end of a three-year performance cycle.

Performance shares also encourage retention.
RSUs	✓	✓	✓	The value of RSUs is dependent upon share price appreciation which in turn reflects Company performance and enhances alignment with shareholder interests. Four-year vesting encourages retention.
Benefits	✓	✓	Our pension programs and deferred compensation program are designed to attract and retain talented executives.

Our change of control agreements provide alignment in change of control situations by removing job loss concern and promoting executive retention.

Because the Company offers limited perquisites, we do not believe that they are a material component of our compensation program. We provide them to attract and retain key management.

    Compensation Design

             Pay at Risk.    The Company believes that a significant portion of each Named Executive Officer's total compensation opportunity should reflect both upside potential and downside risk and the illustrations below show how the Company sees the allocation of the Named Executive Officers' compensation between guaranteed pay (base salary) and pay at risk (annual incentive plan, other cash incentives, performance shares, and RSUs (excluding the Retention Grant discussed below in this CD&A)).

2012 CEO Total Compensation

 2012 Average for Other NEOs Total Compensation

             Risk-Taking.    The compensation program is designed to put pay at risk for performance but not encourage unacceptable risk-taking. The Committee evaluates the potential for unacceptable risk-taking in compensation design on an ongoing basis. We believe that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our risk-based decision-making. Material risk in our compensation design is mitigated in several ways:

  •
  earnings goals and award opportunities in our annual cash incentive programs are at levels intended to be challenging without the need to take inappropriate risks;
  •
  our long-term incentives consist of time-based RSUs that vest over a multi-year period and performance shares that are earned at the end of a three-year period, both of which provide upside potential and downside risk; moreover, the use of RSUs in our long-term incentive program mitigates the likelihood of risk-taking because RSUs, as opposed to stock options, for example, retain some value even in a depressed market;
  •
  payouts are capped under the annual cash and long-term incentive plans at no more than twice the target amount of the award or the Base Grant;
  •
  more than one performance metric is used in our long-term performance share awards and the award opportunities under our annual cash incentive program are based on multiple considerations, thereby minimizing the ability of the executive to manipulate results;
  •
  the stock components inherent in our long-term incentive program, combined with our stock ownership guidelines and retention requirements, align the interests of our executives with a goal of long-term appreciation of shareholder value; and
  •
  our program is consistent throughout the Company so that no one area or group is incentivized in a manner that would encourage risk-taking.

             In addition, the Committee has reviewed the overall compensation program for the Company's employees and has concluded that its program is balanced and does not encourage imprudent risk-taking. Employee compensation generally consists of some or all of the compensation components described in this CD&A. Our Officer Stock Ownership and Retention Guidelines (the "Guidelines") prohibit our officers from pledging or hedging shares of Company common stock owned by them. Future equity award agreements for our management employees will contain a similar prohibition in respect of shares received by them under such awards.

    2012 Compensation

Base Salary

             The Committee reviews competitive salary information and individual salaries for executive officers on an annual basis. In considering individual salaries, the Committee reviews the scope of job responsibilities, individual contributions, business performance, retention concerns, and current compensation compared to market practices. In setting base salaries, the Committee also considers that base salary is used as the basis for calculating annual incentive awards. The base salary for Messrs. Brandt, Hatfield, Falck and Robinson are set toward the median of the Peer Group and, based on competitive considerations, Mr. Edington's base salary is set above the 75th percentile of the Peer Group.

             In January 2012, the Committee, based on the considerations set forth above, made the following adjustments to the base salaries of the following Named Executive Officers for fiscal year 2012:

Name	2011 Base Salary ($)	2012 Base Salary ($)
Mr. Brandt	1,091,000	1,146,000
Mr. Hatfield	490,000	515,000
Mr. Falck	473,000	487,000
Mr. Robinson	610,000	685,000

             In June 2012, the Committee approved an adjustment to Mr. Edington's base salary from $800,000 to $900,000 pursuant to his Supplemental Agreement, effective as of January 1, 2012. In December 2012, Mr. Hatfield was promoted to Executive Vice President and Chief Financial Officer of the Company and APS and his base salary was increased to $540,000.

Annual Cash Incentives

             We have used annual cash incentive programs for all our employees for a number of years. The performance criteria that underlie the annual incentive programs generally focus on the Strategic Framework and important business objectives (the "General Performance Objectives") such as:

  •
  shareholder value creation;
  •
  our safety record;
  •
  customer satisfaction;
  •
  financial strength; and
  •
  operating performance.

             We use the annual incentive programs to further the Strategic Framework and achieve the General Performance Objectives.

             In order to promote specific goals for 2012, the Committee approved the Pinnacle West 2012 Annual Incentive Award Plan (the "CEO Incentive Plan") in December 2011, which covers Mr. Brandt. Also in December 2011, acting on the recommendation of the Committee, the Board approved the APS 2012 Annual Incentive Award Plan (the "APS Incentive Plan"), which covers Messrs. Hatfield, Falck, and Robinson, and the 2012 APS Palo Verde Employee Incentive Plan (the "Palo Verde Incentive Plan"), which covers Mr. Edington. The APS Incentive Plan and the Palo Verde Incentive Plan are collectively referred to as the "APS Incentive Plans," and the APS Incentive Plans and the CEO Incentive Plan are collectively referred to as the "2012 Incentive Plans."

             The award opportunity under the 2012 Incentive Plans for each of the Named Executive Officers was as follows (the percentages shown are of base salary):

Incentive Award Opportunity

Name	Earnings (Pinnacle West Earnings for Mr. Brandt; APS Earnings for the Other Named Executive Officers) (%)	Business Unit Performance (%)	Total Incentive Opportunity (%)
Mr. Brandt:
Threshold	50.0		50.0
Target	100.0		100.0
Maximum	200.0		200.0
Messrs. Hatfield and Falck:		Corporate Resources
		Business Unit
Threshold	–	12.5	12.5
Target	25.0	25.0	50.0
Maximum	50.0	50.0	100.0
Mr. Edington:		Palo Verde
		Business Unit
Threshold	–	12.5	12.5
Target	25.0	25.0	50.0
Maximum	50.0	50.0	100.0
Mr. Robinson:
Threshold	37.5		37.5
Target	75.0		75.0
Maximum	150.0		150.0

             The 2012 Incentive Plans also allow the Committee to consider the General Performance Objectives and make adjustments for individual performance.

             In respect of the earnings measures, the calculated incentive award is generally proportional to the actual earnings achieved and begins when earnings exceed any indicated threshold performance level. In designing the 2012 Incentive Plans, the Committee set the target earnings level based on a reasonable range of expectations for the year, while taking into account prior year performance and current economic conditions.

             Individual business unit goals that could be directly correlated to earnings were set at levels that, if achieved at target, would contribute to earnings being achieved at target. However, some of the metrics, like safety and customer satisfaction, are not directly correlated to earnings, and are instead set with reference to prior year performance and a reasonable range of expectations of performance of comparable companies in our industry.

             The business unit performance measures are tied to the components of our Strategic Framework. The following table details the business unit performance measures under the 2012 Incentive Plans, as correlated to the Strategic Framework, and compares the targets to actual results. For Fossil Generation and Palo Verde, minimum performance targets were required to be met before any award could be made and these performance targets were met.

 Performance Measures: Targets and Results

Performance Measurement	2012 Targets		2012 Results
Pinnacle West Earnings	Threshold:	$301 Million	$344.5 Million
	Target:	$340 Million
	Maximum:	$379 Million
APS Earnings	Threshold:	$307 Million	$351.5 Million
	Target:	$346 Million
	Maximum:	$385 Million
Corporate Resources Performance Measures	Shareholder Value – 25%: Construction Budget Operating and Maintenance Budget Below-the-line		176.9% achievement based on target level of 100%
Employees – 25%: OSHA Recordable Incidents Event Free Clock Resets

Operational Excellence – 45%:
Average of All Business Unit Results (consisting of the Customer Service, Energy Delivery and Regulatory Performance Measures, Fossil Generation Performance Measures and Palo Verde Performance Measures set forth below)

Customers and Communities – 5%: J.D. Power Residential IOU Survey M&T Operating Efficiencies
Customer Service, Energy Delivery and Regulatory Performance Measures	Shareholder Value – 25%: Capital Budget Operating and Maintenance Budget		187.8% achievement based on target level of 100%
Employees – 25%: Safety – OSHA Recordable Incidents and Event Free Clock Resets
Operational Excellence – 20%: Reliability Planned Maintenance Regulatory Compliance
Environmental Stewardship – 10%: Environmental Incidents Demand-side Management Programs (energy efficiency and demand response)
Customers and Communities – 20%: Customer Experience Customer Satisfaction J.D. Power Residential IOU Survey
Fossil Generation Performance Measures	Shareholder Value – 25%: Net Operating Expense		176.3% achievement based on target level of 100%
Operational Excellence – 25%: Fleet Commercial Availability
Individual Plant Performance – 50%

Performance Measurement	2012 Targets	2012 Results
Palo Verde Performance Measures	Shareholder Value – 25%: Capital Budget Operating and Maintenance Budget	148.3% achievement based on target level of 100%
Employees – 25%: Accreditation OSHA Recordable Incidents Voluntary Protection Program Safety Area Inspections Industrial Safety Observations Collective Radiation Exposure
Operational Excellence – 30%: Site Capacity Factor Spring 2012 Outage Duration Fall 2012 Outage Duration Outage Milestones
Performance Improvement – 22.5%: Equipment Reliability Index Corrective Action Program Scorecard Site Clock Resets Site Operational Focus Indicator

             The following chart summarizes the target and maximum award opportunities and the actual amount awarded to each of the Named Executive Officers:

Summary of 2012 Incentive Awards

Name	Target Award Opportunity ($)	Maximum Award Opportunity ($)	Actual Award Amount ($)	Actual Amount as a Percent of Target (%)
Mr. Brandt	1,146,000	2,292,000	1,795,782	157%
Mr. Hatfield	270,000	540,000	392,715	145%
Mr. Edington	450,000	900,000	590,175	131%
Mr. Falck	243,500	487,000	354,171	145%
Mr. Robinson	513,750	1,027,500	824,055	160%

             Under the CEO Incentive Plan, Pinnacle West's 2012 earnings of $344.5 million exceeded both the threshold and target earnings levels. That result equates to 12% of the potential earnings range between target and maximum and thus a total achievement level of 112% of target. Under the APS Incentive Plans, APS's earnings of $351.5 million exceeded both the threshold and target earnings levels. That result equates to 14% of the potential earnings range between target and maximum and thus a total achievement of 114% of target. Based only upon the achievement of actual earnings, Mr. Brandt's award would have been $1,283,520 and Mr. Robinson's award would have been $585,675. As permitted by the CEO Incentive Plan and the APS Incentive Plan, the Committee further took into account the 2012 achievements of the General Performance Objectives by considering the Company's performance against the business unit performance measures discussed above (the average of all business units were considered for Mr. Brandt and the average of all business units excluding Palo Verde were considered for Mr. Robinson). As a result of these factors, the Committee awarded Mr. Brandt $1,795,782 and Mr. Robinson $824,055. Under the APS Incentive Plans, the earnings achievement of 114% of target, combined with the applicable business unit performance results set forth above resulted in the indicated incentive awards, without further adjustment, for Messrs. Edington, Falck and Hatfield.

             In December 2011, the Board approved a separate award opportunity for Mr. Edington, as provided in his offer letter, of up to $125,000 for the achievement of various Palo Verde operational targets during 2012. We describe this award in more detail in the narrative disclosure accompanying the Summary Compensation Table and the Grants of Plan-Based Awards table. In January 2013, Mr. Brandt determined that the performance metrics were met and approved an award amount of $125,000 under this opportunity for Mr. Edington.

Long-Term Incentives

             The Company currently uses two types of equity grants: performance shares and RSUs. In 2012, awards consisted of 55% performance shares and 45% RSUs to further focus the equity awards on the achievement of specific multi-year performance goals. The regular 2012 grants to the Named Executive Officers were as follows:

Name	Performance Shares (#)	RSUs (#)	Total Shares (#)	Total Value[1] ($)
Mr. Brandt	41,772	34,184	75,956	3,600,315
Mr. Hatfield	5,802	4,752	10,554	500,260
Mr. Edington	5,802	4,752	10,554	500,260
Mr. Falck	8,122	6,648	14,770	700,098
Mr. Robinson	16,246	13,296	29,542	1,400,290

1 Based on the closing price of Pinnacle West common stock on the date of grant of $47.40 per share and the 2012 Performance Shares valued at 100% of the Base Grant, as defined below.

             To determine the amount of performance share and RSU awards, the Committee first establishes a target compensation value for each officer that it wants to deliver through long-term equity award opportunities. The Committee considers various factors, including the retention value of the total compensation package, the long-term equity component in light of the competitive environment, and individual performance. The Committee also considers target value in light of the Company's achievement of earnings targets and overall performance. Once the target value is established, the Committee determines the number of shares subject to the awards by reference to the then-current market value of the Company's common stock and then allocates 55% of the awards to performance shares and 45% of the awards to RSUs.

             Performance Shares.    We granted performance shares to our Named Executive Officers in February 2012 for a three-year performance period (the "2012 Performance Shares").

             The following graph illustrates how the 2012 Performance Shares work:

             The Committee grants each award recipient a specified number of performance shares, which is considered the "Base Grant." The maximum award opportunity is 200% of the Base Grant. The 2012 Performance Shares have two distinct elements – TSR and six operational performance metrics. The TSR metric provides a well-understood linkage to overall shareholder return. The operational performance metrics provide a clear line of sight to factors in the utility industry that drive management performance to increase earnings. We believe that the combination of these two elements in the same equity award provides a mix of motivations for performance that is superior to utilizing all one element or the other.

50% of the Base Grant

If the Company's TSR Over the Performance Period as Compared to the TSR of the Companies in the S&P 1500 Super Composite Electric Utility Index (the "Index") is:	The Number of Performance Shares will be:

90th Percentile or Greater	100% of the Base Grant
75th Percentile	75% of the Base Grant
50th Percentile	50% of the Base Grant
25th Percentile	25% of the Base Grant
Less than 25th Percentile	None

             TSR is the measure of a company's stock price appreciation plus any dividends paid during the performance period. We believe using TSR strengthens the link between officer performance and shareholder return. Additionally, TSR is the most prevalent long-term incentive metric used among the Peer Group. We anticipate that the common stock payout, if any, related to this element will be made in February 2015.

50% of the Base Grant

If the Company's Average Performance with respect to the Performance Metrics is:	The Number of Performance Shares will be:

90th Percentile or Greater	100% of the Base Grant
75th Percentile	75% of the Base Grant
50th Percentile	50% of the Base Grant
25th Percentile	25% of the Base Grant
Less than 25th Percentile	None

             The Company's "Average Performance" with respect to the metrics listed below will be the average of the Company's percentile ranking for each of these metrics during each of the three years of the performance period:

  •
  the J.D. Power Residential National Large Segment Survey for investor-owned utilities percentile ranking of the Company relative to other participating companies;
  •
  the Company's percentile ranking based on customer reliability results relative to other companies reported in the Edison Electric Institute ("EEI") data;
  •
  the Company's ranking for a customer-to-employee improvement ratio, based on data provided by SNL Financial ("SNL"), an independent third-party data system, relative to other companies reported in the SNL data;
  •
  the Company's percentile ranking based on the OSHA rate (All Incident Injury Rate) relative to other companies reported in the EEI data;
  •
  the Company's percentile ranking based on nuclear generation capacity factors relative to other companies reported in the SNL data; and
  •
  the Company's percentile ranking based on coal generation capacity factors relative to other companies reported in the SNL data.

             The metrics selected encompass performance inclusive of all departments and are direct indicators of key business performance success. The metrics can be readily benchmarked and will provide a clear barometer of top-tier performance excellence. We believe a focus on these performance metrics over a three-year period aligns long-term compensation with key operational goals, thereby enhancing overall Company performance. We anticipate that the common stock payout, if any, related to this performance element will be made in October 2015.

             The recipient must also remain employed with the Company throughout the performance period, unless the recipient retires. In the case of the recipient's retirement, the employee is deemed to have been employed through the end of the performance period, provided that, in the event the recipient is terminated for cause (regardless of the recipient's retirement), the recipient shall not be deemed to have been employed through the end of the performance period and will forfeit the right to receive any payout. The 2012 Performance Shares also contain confidentiality protections that apply during employment and survive termination, and non-competition and employee solicitation restrictions that survive for a period of one year following termination of employment.

             A recipient of performance shares will receive additional shares of common stock equal to the amount of dividends that the recipient would have received had the recipient directly owned the shares from the date of grant to the date of payment, plus interest on such dividends at the rate of 5% per annum, compounded quarterly, divided by the fair market value of one share of stock on the date of the stock payout. This common stock is paid out when and only if the related common stock payout is made. The 2012 Performance Shares are not included in calculating pension benefits.

             If a change of control occurs, immediately prior to the change of control the performance shares will convert to either cash or RSUs payable in stock, at the election of the recipient, and shall immediately vest. In converting the performance shares, the recipient will receive the number of shares of stock or the cash equivalent that would have been earned at the target level of performance, unless the Committee determines that a higher level of attained performance is reasonably ascertainable as of a specified date prior to the closing of the change of control transaction. The dividend equivalent awards will be paid in cash or stock as determined in accordance with the applicable award agreement. However, prior to a change of control, the Board may determine that no change of control shall be deemed to have occurred or that some or all of the enhancements to the rights of the recipient shall not apply to specified awards. The Board may exercise such override authority only if, before or immediately upon the occurrence of the specified event that would otherwise constitute a change of control, the Board reasonably concludes in good faith, that: (1) recipients holding awards affected by action of the Board override shall be protected by legally binding obligations of the Company or the surviving entity or the parent thereof because such awards (A) shall remain outstanding following consummation of all transactions involved in or contemplated by such change of control, (B) shall be assumed and adjusted by the surviving entity resulting from such transactions or the parent thereof, or (C) shall be exchanged for new awards issued by the surviving entity resulting from such transaction or the parent thereof; and (2) changes in the terms of the award resulting from such transactions will not materially impair the value of the awards to the participants or their opportunity for future appreciation in respect of such awards.

             The 2012 Performance Shares are included in the Summary Compensation Table in the column under "Stock Awards" and in the Grants of Plan-Based Awards table. Performance Shares granted in previous years that vested in 2012 are identified in the Option Exercises and Stock Vested table.

             RSUs.    We granted RSUs to our Named Executive Officers in February 2012. RSUs are incentive awards that vest in equal 25% installments over four-years if the award recipient remains employed by the Company or one of its subsidiaries. Each RSU represents the fair market value of one share of our common stock on the applicable vesting date and the value rises and falls with the Company's stock price. Since a portion of multiple RSU awards may vest each February, the

Committee selected February 20 as the vesting date for all RSUs as an administrative convenience. The following graph illustrates how the 2012 RSUs work:

             The 2012 RSUs:

  •
  are payable at the election of the participant made shortly after the date of the initial grant, either 100% in stock or 50% cash and 50% stock and will vest each February 20 in an amount equal to the number of RSUs vesting on such date multiplied by the closing price of a share of our common stock on that date (in the case of a participant's retirement before the end of the vesting period other than for cause, as discussed above, the RSUs are payable on the dates and in the percentages specified in the vesting schedule even though fully-vested prior to those dates and with respect to Mr. Edington, pursuant to his Supplemental Agreement, will vest in full on his retirement if he retires after December 31, 2014);
  •
  accrue dividend rights on the vested RSUs, equal to the amount of dividends that the participant would have received had the participant directly owned stock equal to the number of vested RSUs from the date of grant to the date of payment, plus interest at the rate of 5% per annum, compounded quarterly, with such amount paid either in stock or 50% stock and 50% cash;
  •
  will fully vest and no longer be subject to the restrictions of and forfeiture upon the recipient's retirement, provided that all RSUs and associated dividend rights not vested prior to retirement will be forfeited in the event the recipient's employment is terminated for cause regardless of retirement;
  •
  are not included in the calculation of pension benefits;
  •
  subject to Board discretion as discussed above with respect to the performance shares, if a change of control occurs, immediately prior to the change of control, the time-based restriction imposed on the RSUs and the risk of forfeiture will lapse and all RSUs shall become immediately payable and shall be paid in stock or cash, in accordance with the terms of the applicable award agreement; and
  •
  contain confidentiality protections that apply during employment and survive termination, and non-competition and employee solicitation restrictions that survive for a period of one year following termination of employment.

The 2012 RSUs are included in the Summary Compensation Table in the column under "Stock Awards" and in the Grants of Plan-Based Awards table. RSUs granted in previous years that vested in 2012 are identified in the Option Exercises and Stock Vested table.

             Retention Grant for Mr. Brandt.    In December 2012, the Committee made a special performance-linked retention grant of RSUs to Mr. Brandt (the "Retention Grant"). This grant recognized his important contributions as CEO and is intended to provide a strong incentive for his continued retention in a competitive market for executives in the utility industry. The size of the ultimate award varies, depending upon Company performance and Mr. Brandt's performance over the performance period, so that the grant incents continued levels of strong performance. Since Mr. Brandt became CEO in March 2009, the following achievements, among others, have been attained:

  •
  TSR increased $3.2 billion over the last four years;

  •
  the Company increased the common stock dividend by 4% – the first dividend increase since 2006;
  •
  the Company effectively implemented a wind-down strategy for its non-regulated businesses;
  •
  APS successfully resolved its most recent rate case with an approved settlement in less than 12 months; and
  •
  major rating agencies raised the Company's and APS's credit ratings, thereby reducing our borrowing costs.

             In view of these significant advances under Mr. Brandt's leadership, the Committee believes that incentivizing Mr. Brandt to remain with the Company over the next several years as it faces regulatory, management succession, environmental and other challenges, is appropriate and beneficial to our shareholders. Under the Retention Grant, Mr. Brandt may, depending on Company and individual performance, receive up to 84,362 RSUs in accordance with the following terms if he is employed through December 31, 2016:

  •
  each RSU represents the right to receive one share of the Company's common stock;
  •
  the RSUs will vest and be paid in whole shares of the Company's common stock on or promptly following December 31, 2016 (the "Receipt Date") if Mr. Brandt has remained employed by the Company through the Receipt Date;
  •
  the RSUs will accrue notional dividends that will vest and be paid in shares of the Company's common stock (the "Dividend Shares") on or promptly following the Receipt Date but only to the extent that the related RSUs vest; and
  •
  the RSUs and any related Dividend Shares will be forfeited if Mr. Brandt's employment is terminated prior to the Receipt Date, unless such termination is due to Mr. Brandt's death, disability, termination by the Board without cause, or termination of employment after a change of control of the Company under circumstances that would entitle Mr. Brandt to severance payments under his Change of Control Agreement, as defined later in this CD&A, in which event the payout of the award will occur at the time of such event and will consist of the Target Grant (as defined below) plus any additional RSUs in excess of the Target Grant subject to application of the performance conditions described below, on a pro-rated basis.

             The performance criteria linked to the number of shares to be received by Mr. Brandt on the Receipt Date are the following:

  •
  if the Company's average return on equity over the period from December 19, 2012 until the Receipt Date (the "Performance Period") meets or exceeds 8.75% (the "Target ROE"), Mr. Brandt will receive 67,489 shares (the "Target Grant"). In addition, the Committee may, in its discretion, award Mr. Brandt up to another 25% of the Target Grant (for a maximum total of 84,362 shares) based upon the Committee's evaluation of Mr. Brandt's overall leadership during the Performance Period, including his management of executive retirement and successions and rate case resolutions; and
  •
  if the Company's average return on equity over the Performance Period is less than the Target ROE, Mr. Brandt will receive 75% of the Target Grant (50,617 shares).

Benefits

             Pension Programs.    The Named Executive Officers participate in the Pinnacle West Retirement Plan ("Retirement Plan") and the Supplemental Excess Benefit Retirement Plan (the "Supplemental Plan"). We describe these plans in more detail under "Discussion of Pension Benefits." The Company believes that the pension programs are important recruitment and retention tools. In October 2010, the Committee reviewed the terms of the Supplemental Plan and decided to reduce the salary credits to a range of 8% to 18% as compared to the previous range of 12% to 28%, generally eliminate the retroactive application of the Supplemental Plan with respect to certain promoted employees and the 25-year service limit, and remove the joint and survivor subsidy. These changes went into effect for executive officers elected after January 1, 2011. The Committee changed the Supplemental Plan in order to better align it with existing market practices but still provide a competitive benefit.

             Deferred Compensation Program.    The Company offers to its executive officers the ability, if the officer so chooses, to participate in a deferred compensation program. We describe our deferred compensation program in more detail under "Discussion of Nonqualified Deferred Compensation." We offer our deferred compensation program because the Committee believes that it is standard market practice to permit officers to defer some portion of their cash compensation. However, we generally consider the value in the deferred compensation plan to be the participant's own money and do not give this amount significant weight in making compensation decisions. In October 2011, the Company amended the 2005 Plan to provide for a single interest rate and eliminate the five-year vesting requirement as discussed in more detail and as defined below under the heading "Discussion of Nonqualified Deferred Compensation." Discretionary credits under the Deferred Compensation Plan for Messrs. Falck and Edington are discussed under the heading "Discussion of Nonqualified Deferred Compensation" and for Mr. Edington, under the narrative disclosure to the Summary Compensation Table and Grants of Plan-Based Awards table.

             Change of Control Agreements.    The Company maintains Key Executive Employment and Severance Agreements (the "Change of Control Agreements") for our officers, including the Named Executive Officers. Similar to our deferred compensation programs, Change of Control Agreements do not have a significant impact on compensation design. However, in setting annual incentives, we do consider that the change of control payment, if triggered, would be based on the average of the incentives for the prior four years. We discuss our Change of Control Agreements in more detail under "Potential Payments Upon Termination or Change of Control." Our Change of Control Agreements are "double trigger" agreements that provide severance benefits if, during a specified period following a change of control, the Company terminates an employee without "cause" or the employee terminates employment "for good reason." We believe that the possibility of strategic transactions or unsolicited offers creates job uncertainty for executives, and that the Change of Control Agreements are effective tools to provide incentives for executives to stay with the Company in light of these uncertainties. In addition, we believe that if the agreements are appropriately structured they do not deter takeovers or disadvantage shareholders. The Company's agreements are terminable on six months prior notice, prior to a change of control.

             In May 2009, in connection with a review of its executive compensation practices, the Company determined that, on a going-forward basis, it would no longer provide excise tax gross-up payments in new and materially amended Change of Control Agreements with its Named Executive Officers. In unusual circumstances where the Company believes that accommodations have to be made to recruit a new executive to the Company, limited reimbursement for taxes payable on change of control payments may be included in executives' contracts, but even in those circumstances, the excise tax gross-ups will be limited to payments triggered by both a change of control and termination of employment and will be subject to a three-year sunset provision.

             Perquisites.    We have had a long-standing practice of providing only limited perquisites to our executive officers. We describe our perquisites paid to each of the Named Executive Officers in footnote 4 to the Summary Compensation Table.

             Taxation and Accounting Considerations Regarding Executive Compensation

             Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as "performance-based" under rules set forth in the Internal Revenue Code (the "Code"). The Company does not use the deduction as a justification for awarding compensation below $1 million. To the extent the awards do exceed $1 million, the Company believes that it is in the shareholders' best interests to not only consider what components qualify for the deduction, but also preserve flexibility in designing a compensation program. For example, the regular RSUs described above do not qualify as performance-based compensation under the applicable tax provisions. The Committee and the Board may weigh the tax and accounting consequences of the total compensation program and the individual components of compensation when setting total compensation and determining the individual elements of an officer's compensation package. However, the Committee and the Board do not routinely apply the tax-deductibility rules to limit what they determine otherwise to be necessary and appropriate compensation awards.

             Stock Ownership and Retention Guidelines

             We believe that linking a significant portion of an officer's current and potential future net worth to the Company's success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our shareholders. Stock ownership guidelines also encourage the long-term management of the Company for the benefit of the shareholders.

             The Company's Guidelines are based on the officer's position and his or her base salary. The ownership requirements are shown below in respect of the indicated officer position:

Officer	Multiple of Base Salary
Chief Executive Officer	4 times Base Salary
APS President and all Executive and Senior Vice Presidents	2 times Base Salary
All Other Vice Presidents and Officers	1 times Base Salary

             Each officer is expected to meet his or her ownership requirement within five years following the later of January 2010 or such officer's election (the "Phase-in Period"). In the event of (i) a promotion or a change in these Guidelines that would cause the officer to move into a higher multiple level or (ii) a base salary increase of more than 20% over the officer's previous base salary, an officer will have an additional three years to meet his or her applicable ownership requirement.

             The types of ownership arrangements counted toward the Guidelines are: common stock, whether held individually or jointly or in trust with or for the benefit of an immediate family member; shares issued upon the vesting of RSUs or the payout of performance shares; and unvested RSUs to the extent they will result in the issuance of common stock to the officer.

             Officers may not sell or otherwise transfer ("Dispose") any shares of Company stock received by them pursuant to any of the Company's compensation or benefit programs (net of shares sold or surrendered to meet tax withholding or exercise requirements) until his or her ownership requirement has been met. Thereafter, the officer may Dispose of any shares to the extent such transaction would not cause the officer's share ownership to fall below his or her applicable requirement. The retention requirement applies both during and after the Phase-in Period. In addition, officers may not pledge, margin, hypothecate, hedge, or otherwise grant an economic interest in any shares of Company stock whether or not his or her ownership requirement has been met. This restriction extends to the purchase or creation of any short sales, zero-cost collars, forward sales contracts, puts, calls, options or other derivative securities in respect of any shares of Company stock. If the officer does not attain compliance with his or her ownership requirement by the end of the Phase-in Period, any subsequent grants of equity compensation to such officer will be payable solely in shares of stock until the ownership requirement is met. Under the Guidelines, the CEO may grant exceptions for hardship and other special circumstances.

             All of the Named Executive Officers are in compliance with the Guidelines.

Summary Compensation Table

             The following table provides information concerning the total compensation earned or paid to the Company's Named Executive Officers, which consist of our CEO, Chief Financial Officer, and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
Donald E. Brandt,	2012	1,146,000	0	7,100,295	1,795,782	1,391,623	26,644	11,460,344
Chairman of the Board,	2011	1,091,000	0	3,900,218	1,636,500	1,272,236	25,242	7,925,196
President and CEO	2010	960,000	0	2,350,004	1,440,000	884,618	21,473	5,656,095
of the Company and
Chairman of the Board
and CEO, APS
James R. Hatfield,	2012	515,000	0	500,260	392,715	319,091	24,582	1,751,648
Executive Vice President	2011	490,000	0	750,279	292,653	284,440	28,016	1,845,388
and Chief Financial	2010	468,000	0	319,991	382,005	251,222	32,612	1,453,830
Officer of the Company
and APS
Randall K. Edington,	2012	900,000	0	500,260	716,775	2,990,713	4,021,498	9,129,246
Executive Vice	2011	800,000	0	1,000,205	645,460	3,091,048	21,318	5,558,031
President and Chief	2010	800,000	0	499,995	794,700	3,172,224	21,090	5,288,009
Nuclear Officer, APS
David P. Falck,	2012	487,000	0	700,098	354,171	249,667	28,771	1,819,707
Executive Vice President	2011	473,000	0	950,153	282,499	315,820	31,895	2,053,367
and General Counsel	2010	459,000	150,000	700,008	374,659	194,583	97,759	1,976,009
of the Company and APS
Donald G. Robinson,	2012	685,000	0	1,400,290	824,055	2,519,027	21,457	5,449,829
President and Chief	2011	610,000	0	1,520,079	647,820	2,992,575	21,372	5,791,846
Operating Officer, APS	2010	550,000	0	885,006	712,388	2,179,506	20,999	4,347,899

1 This column reflects the aggregate grants of performance shares and RSUs, which are discussed under "2012 Compensation – Long-Term Incentives" in the CD&A and which are shown by individual grant on the Grants of Plan-Based Awards table. This column represents the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in our valuation are set forth in Note 16 of the Notes to Consolidated Financial Statements in the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended

December 31, 2012 (the "2012 Form 10-K"). These amounts are allocated between the various equity grants as follows:

Name	RSUs ($)	Performance Shares ($)	Retention Grant (Target Grant) ($)
Mr. Brandt	1,620,322	1,979,993	3,499,980
Mr. Hatfield	225,245	275,015	–
Mr. Edington	225,245	275,015	–
Mr. Falck	315,115	384,983	–
Mr. Robinson	630,230	770,060	–

The amounts included in the Summary Compensation Table for the 2012 Performance Shares, based on the probable outcome at the time of the grant, assume that the 2012 Performance Shares will be paid at 100% of the Base Grant. The 2012 Performance Shares amounts are calculated as follows:

Name	Grant Number of Performance Shares (#)	Award Value Reflected in Table ($)	Maximum Award Value ($)
Mr. Brandt	41,772	1,979,993	3,959,986
Mr. Hatfield	5,802	275,015	550,030
Mr. Edington	5,802	275,015	550,030
Mr. Falck	8,122	384,983	769,966
Mr. Robinson	16,246	770,060	1,540,121

For the Retention Grant to Mr. Brandt, the amount in the column reflects only the Target Grant and not the maximum potential award, because the receipt by Mr. Brandt of shares in excess of the Target Grant is subject to the Human Resources Committee's discretion and, pursuant to applicable financial reporting rules, such excess shares are treated as a separate award that will be reflected in the Summary Compensation Table for the year in which it is received. The grant date fair value of the maximum award for the Retention Grant is $4,375,013 (the maximum award of 84,362 RSUs multiplied by the closing stock price on the date of grant ($51.86)). There were no forfeitures in 2012.

2 These amounts represent the payments described under "2012 Compensation – Annual Incentives" in the CD&A and, with respect to Mr. Edington, $1,600 for incentive payments received in connection with the outage incentive plans for the 2012 Spring and Fall refueling outages for Palo Verde Units 3 and 2, respectively (collectively, the "Refueling Outages").

3 The amounts in this column for 2012 consist of: (i) the estimated aggregate change in the actuarial present value from December 31, 2011 to December 31, 2012 of each of the Named Executive Officer's accumulated benefit payable under all defined benefit and actuarial pension plans (including supplemental plans and employment agreements) as follows: Mr. Brandt – $1,337,679 (Mr. Brandt is currently eligible for retirement at a reduced retirement benefit; however, this amount represents the amount he would be entitled to receive at age 60, at which time he would receive the full retirement benefit); Mr. Hatfield – $315,809; Mr. Edington – $2,902,803; Mr. Falck – $230,438; and Mr. Robinson – $2,492,447 (Mr. Robinson is currently eligible for retirement at a reduced retirement benefit; however, this amount represents the amount he would be entitled to receive at age 60, at which time he would receive the full retirement benefit); (ii) the above-market portion of interest accrued under the deferred compensation plan as follows: Mr. Brandt – $53,944; Mr. Hatfield – $3,282; Mr. Edington – $87,910; Mr. Falck – $19,229; and Mr. Robinson – $26,580. We describe the special agreements we have with Mr. Edington regarding his benefits in the narrative disclosure accompanying this Summary Compensation Table and the Grants of Plan-Based Awards table. We describe the present value of Mr. Edington's accumulated benefit under our agreements with him and our pension plans in the Pension Benefits table.

4 The amounts in this column include the following amounts for each of the Named Executive Officers for 2012:

Mr. Brandt:
• Company's contribution under the 401(k) plan	$11,250
• Perquisites and personal benefits consisting of a car allowance, annual physical and financial planning	$15,099
• Insurance premium*	$295

Mr. Hatfield:
• Company's contribution under the 401(k) plan	$7,500
• Perquisites and personal benefits consisting of a car allowance, annual physical and financial planning	$16,908
• Insurance premium*	$174
Mr. Edington:
• Company's contribution under the 401(k) plan	$11,250
• Perquisites and personal benefits consisting of a car allowance	$10,000
• Insurance premium*	$248
• Amounts released to Mr. Edington pursuant to the terms of the Deferred Compensation Account discussed under the narrative disclosure accompanying the Summary Compensation Table and Grants of Plan-Based Awards table	$4,000,000
Mr. Falck:
• Company's contribution under the 401(k) plan	$11,250
• Perquisites and personal benefits consisting of a car allowance, annual physical and financial planning	$17,352
• Insurance premium*	$169
Mr. Robinson:
• Company's contribution under the 401(k) plan	$11,250
• Perquisites and personal benefits consisting of a car allowance	$10,000
• Insurance premium*	$207

*    The insurance premium is paid in connection with an accidental death and dismemberment policy covering all officers and a business travel and accident policy covering all officers and directors.

Grants of Plan-Based Awards

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards[2] ($)
		Threshold ($)[3]	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald E. Brandt
		573,000	1,146,000	2,292,000
	02/21/2012[4] (PS)				20,886	41,772	83,544		1,979,993
	02/21/2012[5] (RSU)							34,184	1,620,322
	12/19/2012[6] (Retention Grant)							67,489	3,499,980
James R. Hatfield
		1	270,000	540,000
	02/21/2012[4] (PS)				2,901	5,802	11,604		275,015
	02/21/2012[5] (RSU)							4,752	225,245
Randall K. Edington
		1	450,000	900,000
	02/21/2012[4] (PS)				2,901	5,802	11,604		275,015
	02/21/2012[5] (RSU)							4,752	225,245
		1	125,000[7]	125,000[7]
			1,500[8]
			1,500[8]

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards[2] ($)
		Threshold ($)[3]	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David P. Falck
		1	243,500	487,000
	02/21/2012[4] (PS)				4,061	8,122	16,244		384,983
	02/21/2012[5] (RSU)							6,648	315,115
Donald G. Robinson
		256,875	513,750	1,027,500
	02/21/2012[4] (PS)				8,123	16,246	32,492		770,060
	02/21/2012[5] (RSU)							13,296	630,230

1 In this column the abbreviation "PS" means performance share awards and "RSU" means restricted stock unit awards.

2 The amount in this column represents the full grant date fair value for financial reporting purposes for the 2012 Performance Shares, RSUs, and the Retention Grant. We describe the 2012 Performance Shares, RSUs and the Retention Grant under "2012 Compensation – Long-Term Incentives" in the CD&A.

3 As required by SEC rules, the "Estimated Possible Payouts" represent the "threshold," "target," and "maximum" payouts the Named Executive Officers were eligible to receive under the 2012 Incentive Plans, although any awards are subject to the discretion of the Human Resources Committee. The actual awards paid to the Named Executive Officers under the 2012 Incentive Plans are disclosed in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. With respect to Messrs. Hatfield, Edington and Falck under the 2012 Incentive Plans, the minimum amount each officer would have been eligible to receive was calculated based on APS earnings achieving the threshold amount, which would result in no payment with respect to the earnings portion of the 2012 Incentive Plans, and the business unit results at the lowest possible award. See "2012 Compensation – Annual Incentives" in the CD&A for additional information about the 2012 Incentive Plans.

4 This amount represents the 2012 Performance Shares described under "2012 Compensation – Long-Term Incentives – Performance Shares" in the CD&A. In accordance with SEC rules, we valued the awards based on the probable outcome at the time of the grant, which assumes the grant will be paid at 100% of the Base Grant and, in accordance with FASB ASC Topic 718, the closing stock price on the date of the grant. There were no forfeitures in 2012.

5 This amount represents the 2012 RSU awards described under "2012 Compensation – Long-Term Incentives – RSUs" in the CD&A. In accordance with FASB ASC Topic 718, we valued the RSUs using the number of RSUs awarded multiplied by the closing stock price on the date of the grant. There were no forfeitures in 2012.

6 This amount represents the Retention Grant described under "2012 Compensation – Long-Term Incentives – Retention Grant for Mr. Brandt" in the CD&A. In accordance with FASB ASC Topic 718, we valued the Retention Grant using the Target Grant multiplied by the closing stock price on the date of the grant. There were no forfeitures in 2012.

7 This amount represents the dollar value of the 2012 Palo Verde Specific Compensation Opportunity described below. The actual amount paid to Mr. Edington is included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

8 These amounts represent the payout opportunity under the outage incentive plans for the Refueling Outages. These incentive plans do not provide for a threshold or maximum payment.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

             See the CD&A for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards table, and for discussions regarding the formulas or criteria to be applied in determining the amounts payable, vesting schedules, and the treatment of dividends.

             The Company does not have formal employment agreements with its Named Executive Officers, however we typically enter into offer letters with new executive officers. Grants of RSUs that were made to Messrs. Hatfield and Falck in connection with their offer letters that were outstanding in 2012 or that vested in 2012 are reflected in the Outstanding Equity Awards at Fiscal Year End table and the Option Exercises and Stock Vested table. Deferred compensation credits granted to Mr. Falck are discussed under the heading "Discussion of Nonqualified Deferred Compensation".

             APS and Mr. Edington executed an offer letter dated December 20, 2006. The remaining portions of that letter still in effect are lifetime medical coverage for Mr. Edington and his spouse and a total pension benefit (including the benefit due under the Company's qualified plan, general non-qualified plan, and the 2008 Agreement discussed below) that will accrue at 10% per year, up to a maximum of 60%, which benefit vested in January 2012. The percentage is applied to his final average wage (highest 3 years in the final 10 years of employment and includes both base salary and annual incentives) to determine his lifetime benefit. In addition, retention units granted to him in January 2007 are also included in the calculation of pension benefits. The vested pension benefit will be paid to Mr. Edington in two forms: one-half of the benefit will be paid to him in a lump sum; and the second half of the benefit will be paid to Mr. Edington in a 100% joint and survivor annuity.

             Mr. Edington's offer letter provides that he will participate in specific Palo Verde annual incentive opportunities. APS adopted the 2012 Palo Verde Specific Compensation Opportunity, which provided Mr. Edington the opportunity to receive an amount of up to $125,000 upon the achievement of the following Palo Verde operational and performance targets: successful accreditation by INPO in all maintenance and technical training programs; the achievement of a site capacity factor equal to or greater than 92%; no substantive cross-cutting issues existing by the end of 2012; and no NRC colored findings by the end of 2012.

             In recognition of Mr. Edington's significant contributions to Palo Verde's improvement since he joined APS in early 2007 and his critical role in returning Palo Verde to long-term excellence, on July 18, 2008, APS and Mr. Edington entered into a letter agreement (the "2008 Agreement"). The remaining portions of that agreement still in effect provide that:

  •
  Mr. Edington's base salary was increased to $800,000, effective June 1, 2008; and
  •
  APS entered into a separate deferred compensation arrangement with Mr. Edington, pursuant to which APS credited Mr. Edington's deferred compensation account with $1 million, effective as of July 15, 2008. APS increased this account balance by an additional $1 million on June 1 of each year beginning June 1, 2009, until the account reached $4 million on June 1, 2011. The account vested and the payment was made to Mr. Edington in June 2012 (the "Deferred Compensation Account").

             In December 2008, APS and Mr. Edington entered into a supplemental agreement further defining Mr. Edington's pension benefits as set forth in the December 20, 2006 letter, and the Deferred Compensation Account as set forth in the 2008 Agreement.

             In June 2012, the Committee approved a supplemental agreement for Mr. Edington in order to incentivize the retention of his critical skills and nuclear expertise (the "2012 Supplemental Agreement"). This agreement provides:

  •
  Mr. Edington's base salary increased to $900,000 effective January 1, 2012, will increase to $925,000 effective January 1, 2013, and will increase to $950,000 effective January 1, 2014;
  •
  the Company will provide interest-bearing, deferred compensation credits to Mr. Edington consisting of $350,000 as of January 1, 2012; $350,000 as of January 1, 2013; and $350,000 as of January 1, 2014. The discretionary credits will vest on December 31, 2014 if Mr. Edington is employed by the Company on that date, and will be payable over a 10-year period following his termination of employment (the "Edington DCP Discretionary Credits");
  •
  if Mr. Edington is actively employed with the Company on December 31, 2013, his existing supplemental pension benefit set forth in the 2008 Agreement will increase by an amount equal to 5% of the benefit otherwise payable. If Mr. Edington is actively employed with the Company on December 31, 2014, the supplemental pension benefit will increase by an amount equal to 10% (inclusive of the preceding 5% increase) of the benefit otherwise payable;
  •
  if Mr. Edington terminates his employment after December 31, 2014, within six months thereafter decides to relocate from Arizona, and is unable to recover the original purchase price on the sale of his residence in Arizona (after making reasonable efforts to do so), the Company will purchase his home for the original purchase price. The Company will then resell the home, so the Company's financial exposure, if any, will be the difference between the sales price and the original purchase price. The Company believes the terms of this home purchase arrangement, including its conditions, appropriately balances the desire to retain Mr. Edington's services compared to the modest economic exposure to the Company, if any; and
  •
  RSUs awarded to Mr. Edington in 2011 and 2012 were amended to provide that they will vest in full on Mr. Edington's retirement if it occurs on or after December 31, 2014.

             APS pays 29.1% of Mr. Edington's compensation expense. The balance is reimbursed to APS by the other owners of Palo Verde.

Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
Donald E. Brandt
	34,727[2] (RSUs)	1,770,382	43,100[8] (PS – at target)	2,197,238
	67,489[3] (Retention Grant)	3,440,589	77,363[9] (PS – at maximum)	3,943,965
	27,992[4] (RSUs)	1,427,033	70,950[10] (PS – at maximum)	3,617,031
	23,307[5] (Supp RSUs)	1,188,190
	16,694[6] (RSUs)	851,060
	7,438[7] (RSUs)	379,189
James R. Hatfield
	4,903[2] (RSUs)	249,955	5,986[8] (PS – at target)	305,166
	4,837[4] (RSUs)	246,590	12,898[9] (PS – at maximum)	657,540
	6,475[5] (Supp RSUs)	330,095	9,656[10] (PS – at maximum)	492,263
	2,416[6] (RSUs)	123,167
	875[7] (RSUs)	44,608
Randall K. Edington
	4,903[2] (RSUs)	249,955	5,986[8] (PS – at target)	305,166
	4,837[4] (RSUs)	246,590	12,898[9] (PS – at maximum)	657,540
	12,946[5] (Supp RSUs)	659,987	15,094[10] (PS – at maximum)	769,492
	3,774[6] (RSUs)	192,398
	2,000[7] (RSUs)	101,960
David P. Falck
	6,754[2] (RSUs)	344,319	8,380[8] (PS – at target)	427,213
	6,690[4] (RSUs)	341,056	18,052[9] (PS – at maximum)	920,291
	6,475[5] (Supp RSUs)	330,095	21,133[10] (PS – at maximum)	1,077,360
	5,284[6] (RSUs)	269,379
	3,250[7] (RSUs)	165,685
Donald G. Robinson
	13,507[2] (RSUs)	688,587	16,763[8] (PS – at target)	854,578
	9,984[4] (RSUs)	508,985	27,595[9] (PS – at maximum)	1,406,793
	11,654[5] (Supp RSUs)	594,121	26,718[10] (PS – at maximum)	1,362,084
	6,287[6] (RSUs)	320,511
	3,313[7] (RSUs)	168,897

1 The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2012 ($50.98 per share as of December 31, 2012) by the number of RSUs, performance shares ("PS") and corresponding dividend rights (and interest thereon) that will be paid in stock, listed for the specified officer.

2 This amount represents (i) the RSUs awarded in 2012 that are described, with their vesting and release schedule, under "2012 Compensation – Long-Term Incentives – RSUs" in the CD&A as follows: Mr. Brandt – 34,184; Mr. Hatfield – 4,752; Mr. Edington – 4,752; Mr. Falck – 6,648; and Mr. Robinson – 13,296; and (ii) accrued dividend rights (and interest thereon) that will be paid in stock as follows: Mr. Brandt – 543; Mr. Hatfield – 151; Mr. Edington – 151; Mr. Falck – 106; and Mr. Robinson – 211.

3 This amount represents the Retention Grant that is described, with its vesting and release schedule, under "2012 Compensation – Long-Term Incentives – Retention Grant to Mr. Brandt" in the CD&A at the Target Grant amount.

4 This amount represents (i) the remaining RSUs awarded in 2011 as follows: Mr. Brandt – 26,973; Mr. Hatfield – 4,497; Mr. Edington – 4,497; Mr. Falck – 6,294; and Mr. Robinson – 9,621; and (ii) accrued dividend rights (and interest thereon) that will be paid in stock as follows: Mr. Brandt – 1,019; Mr. Hatfield – 340; Mr. Edington – 340; Mr. Falck – 396; and Mr. Robinson – 363. The 2011 RSUs vest and are released in 25% increments beginning on February 17, 2012, so they will be fully vested on February 20, 2015.

5 This amount represents (i) the Supplemental RSUs awarded in 2011 as follows: Mr. Brandt – 21,580; Mr. Hatfield – 5,996; Mr. Edington – 11,988; Mr. Falck – 5,996; and Mr. Robinson – 10,788; and (ii) additional Supplemental RSUs resulting from notional dividends as follows: Mr. Brandt – 1,727; Mr. Hatfield – 479; Mr. Edington – 958; Mr. Falck – 479; and Mr. Robinson – 866. The Supplemental RSUs vest 50% on February 15, 2013, 25% on February 15, 2014, and 25% on February 15, 2015, provided the recipient is employed by the Company or one of its subsidiaries on the applicable vesting date. The Supplemental RSUs are not released to the recipient until the recipient's retirement, death, disability or separation of employment from the Company.

6 This amount represents (i) the remaining RSUs awarded in 2010 as follows: Mr. Brandt – 15,650; Mr. Hatfield – 2,132; Mr. Edington – 3,330; Mr. Falck – 4,662; and Mr. Robinson – 5,894; and (ii) accrued dividend rights (and interest thereon) that will be paid in stock as follows: Mr. Brandt – 1,044; Mr. Hatfield – 284; Mr. Edington – 444; Mr. Falck – 622; and Mr. Robinson – 393. The 2010 RSUs vest and are released in 25% increments beginning on February 20, 2011, so they will be fully vested on February 20, 2014.

7 This amount represents the remaining RSUs awarded in 2009. The 2009 RSUs vest and are released in 25% increments beginning on February 20, 2010, so they will be fully vested on February 20, 2013. Dividend rights (and interest thereon) are paid in cash for this award.

8 This amount represents: (i) the 2012 Performance Shares – SEC rules require us to assume a number of shares equal to the target (100% of Base Grant) payout level of these performance shares, although the actual number of shares awarded, if any, will not be determined until after the end of the performance period, which ends on December 31, 2014; and (ii) accrued dividend rights (and interest thereon) that will be paid in stock as follows: Mr. Brandt – 1,328; Mr. Hatfield – 184; Mr. Edington – 184; Mr. Falck – 258; and Mr. Robinson – 517. The 2012 Performance Shares are described with their vesting schedule under "2012 Compensation – Long-Term Incentives – Performance Shares" in the CD&A.

9 This amount represents: (i) the performance shares issued in 2011 – SEC rules require us to assume a number of shares equal to the maximum (200% of the Base Grant) payout level of these performance shares, although the actual number of shares awarded, if any, will not be determined until after the end of the performance period, which ends on December 31, 2013; and (ii) accrued dividend rights (and interest thereon) that will be paid in stock as follows: Mr. Brandt – 5,435; Mr. Hatfield – 906; Mr. Edington – 906; Mr. Falck – 1,268 and Mr. Robinson – 1,939. If the 2011 performance share grant pays at the target (100% of Base Grant) level, including dividends and interest thereon payable in stock, the amounts would be as follows:

Name	Units at Target (#)	Payout Value ($)
Donald E. Brandt	38,681	1,971,958
James R. Hatfield	6,449	328,770
Randall K. Edington	6,449	328,770
David P. Falck	9,026	460,145
Donald G. Robinson	13,797	703,371

The 2011 performance shares have a performance period beginning on January 1, 2011 and ending on December 31, 2013; however, the payout, if any, will not be determined until February 2014 for the portion tied to TSR and October 2014 for the portion tied to the six operational performance metrics. These are the dates the Company anticipates that we will have the information necessary to determine whether, and to what extent, these metrics have been met.

10 This amount represents the performance shares issued in 2010. The performance period for these performance shares ended December 31, 2012; however, the payout was not determined until February 2013 for the portion tied to TSR and the payout, if any, for the portion tied to the six operational performance metrics will not be determined until October 2013. October 2013 is the date the Company anticipates that we will have the information necessary to determine whether, and to what extent, the six performance metrics were met. SEC rules require us to (i) assume a number of shares equal to the maximum (200% of Base Grant) payout level for the 2010 performance shares; and (ii) accrued dividend rights (and interest thereon) that will be paid in stock as follows: Mr. Brandt – 8,350; Mr. Hatfield – 1,136; Mr. Edington – 1,776; Mr. Falck – 2,487; and Mr. Robinson – 3,144. If the 2010 performance share grant pays at the target (100% of Base Grant) level, the amounts would be as follows:

Name	Units at Target (#)	Payout Value ($)
Donald E. Brandt	35,475	1,808,516
James R. Hatfield	4,828	246,132
Randall K. Edington	7,547	384,746
David P. Falck	10,567	538,706
Donald G. Robinson	13,359	681,042

Option Exercises and Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]
Donald E. Brandt	69,225	3,448,737
James R. Hatfield	9,448	468,140
Randall K. Edington	18,444	919,205
David P. Falck	29,205	1,457,023
Donald G. Robinson	28,848	1,441,065

1 The amount in this column consists of: (i) RSUs that were granted to all the Named Executive Officers in February 2011 that vested and were released in part on February 17, 2012 as follows: Mr. Brandt – 8,991; Mr. Hatfield – 1,499; Mr. Edington – 1,499; Mr. Falck – 2,098; and Mr. Robinson – 3,207; dividend rights (and interest thereon) payable in stock earned on RSUs granted in February 2011 and released in part on February 17, 2012 as follows: Mr. Brandt – 201; Mr. Hatfield – 67; Mr. Edington – 67; Mr. Falck – 94; and Mr. Robinson – 72; (ii) RSUs that were granted to all the Named Executive Officers in January 2010 that vested and were released in part on February 17, 2012 as follows: Mr. Brandt – 7,825; Mr. Hatfield – 1,066; Mr. Edington – 1,665; Mr. Falck – 2,331; and Mr. Robinson – 2,947; dividend rights (and interest thereon) payable in stock earned on RSUs granted in January 2010 and released on February 17, 2012 as follows: Mr. Brandt – 406; Mr. Hatfield – 111; Mr. Edington – 173; Mr. Falck – 242; and Mr. Robinson – 153; (iii) RSUs that were granted to Messrs. Brandt, Hatfield, Edington and Robinson in February 2009 and Mr. Falck in July 2009 that vested and were released in part on February 17, 2012 as follows: Mr. Brandt – 7,438; Mr. Hatfield – 875; Mr. Edington – 2,000; Mr. Falck – 3,250; and Mr. Robinson – 3,313; (iv) RSUs that were granted to Messrs. Brandt, Edington and Robinson in February 2008, Mr. Hatfield in October 2008 and Mr. Falck in July 2009 and that vested and were released, in part, on February 17, 2012 as follows: Mr. Brandt – 3,313; Mr. Hatfield – 1,000; Mr. Edington – 2,000; Mr. Falck – 3,250; and Mr. Robinson – 875; and (v) performance shares granted to Messrs. Brandt, Hatfield, Edington and Robinson in February 2009 and Mr. Falck in July 2009, which were based on a performance period of January 1, 2009 to December 31, 2011, and which were released in 2012 when the Company had the information needed to determine whether, and to what extent, the applicable performance criteria were met, as follows: performance shares related to earnings per share performance were released on April 2, 2012 as follows: Mr. Brandt – 19,395; Mr. Hatfield – 2,282; Mr. Edington – 5,216; Mr. Falck – 8,476; and Mr. Robinson – 8,637; and performance shares related to the six operational performance metrics were released on October 17, 2012 as follows: Mr. Brandt – 21,656; Mr. Hatfield – 2,548; Mr. Edington – 5,824; Mr. Falck – 9,464; and Mr. Robinson – 9,644.

2 The values realized for the RSUs and the performance shares are calculated by multiplying the number of shares of stock or units released by the market value of the common stock on the release date, which: (i) for the RSUs was $47.86; and (ii) for the performance shares was $48.12 for the portion released on April 2, 2012 and $53.89 for the portion released on October 17, 2012.

Pension Benefits

             The Pension Benefits table below includes estimates of the potential future pension benefits for each Named Executive Officer based on the actuarial assumptions used for financial reporting purposes, such as the life expectancy of each Named Executive Officer and his spouse and "discount rates."

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)[1]	Payments During Last Fiscal Year ($)
Donald E. Brandt[2]	Retirement Plan	10	263,765	0
	Supplemental Plan	10	4,834,166	0
James R. Hatfield[3]	Retirement Plan	5	78,803	0
	Supplemental Plan	5	991,055	0
Randall K. Edington[4]	Retirement Plan	6	106,558	0
	Supplemental Plan	6	2,384,355	0
	Employment Agreements	N/A	10,400,948	0
David P. Falck[5]	Retirement Plan	4	64,879	0
	Supplemental Plan	4	698,696	0
Donald G. Robinson[6]	Retirement Plan	31	1,514,770	0
	Supplemental Plan	25[7]	10,078,838	0

1 See Note 8 of the Notes to Consolidated Financial Statements in the 2012 Form 10-K for additional information about the assumptions used by the Company in calculating pension obligations.

2 The amounts shown are the present values of Mr. Brandt's accumulated benefits to be paid as an annuity and lump sum for the Retirement Plan and as an annuity to be paid under the Supplemental Plan, both at age 65. The earliest Mr. Brandt could retire with no reduction in benefit is age 65. See the following "Discussion of Pension Benefits."

3 The amounts shown are the present values of Mr. Hatfield's accumulated benefit to be paid as an annuity and lump sum for the Retirement Plan and as an annuity to be paid under the Supplemental Plan.

4 The amounts shown are the present values of Mr. Edington's accumulated benefits to be paid as an annuity and lump sum for the Retirement Plan and his employment agreement, and as an annuity for the Supplemental Plan. With respect to Mr. Edington's agreements, see the narrative disclosure accompanying the Summary Compensation Table and the Grants of Plan-Based Awards table.

5 The amounts shown are the present values of Mr. Falck's accumulated benefit to be paid as an annuity and lump sum for the Retirement Plan and an annuity to be paid under the Supplemental Plan.

6 The amounts shown are the present values of Mr. Robinson's accumulated benefit to be paid as an annuity and lump sum for the Retirement Plan and as an annuity to be paid under the Supplemental Plan at age 60, the earliest age at which he could retire with no reduction in benefits. See the following "Discussion of Pension Benefits."

7 Under the terms of this plan, as it applies to Mr. Robinson, no additional benefit is awarded for credited years of service over 25 years of service.

Discussion of Pension Benefits

             Retirement Plan and Supplemental Plan.    The Company's Retirement Plan is a tax-qualified, non-contributory retirement plan for salaried and hourly employees. The Supplemental Plan provides retirement benefits for key salaried employees in addition to those provided under the Retirement Plan. The Supplemental Plan pays only the difference between the total benefit payable under the Supplemental Plan and the benefit payable under the Retirement Plan. As a result, an executive who participates in the Supplemental Plan does not receive duplicative benefits.

             Prior to April 1, 2003, benefits under the Retirement Plan and the Supplemental Plan (the "Traditional Formula Benefit") accrued in accordance with a traditional retirement plan formula based on average annual compensation and years of service (the "Traditional Formula"). Effective April 1, 2003, the Company changed the benefit accrual formula for both the Retirement Plan and the Supplemental Plan (the "Account Balance Benefit") to a retirement account balance formula (the "Account Balance Formula"). As part of the modification, all then current participants were able to elect to either (1) continue to earn benefits calculated under the Traditional Formula, or (2) earn benefits calculated (A) under the Traditional Formula for service through March 31, 2003, and (B) under the Account Balance Formula for service after that date. Messrs. Brandt's and Robinson's benefits are calculated under the combined Traditional Formula/Account Balance Formula. Messrs. Hatfield's and Falck's benefits are calculated under the Account Balance Formula. Mr. Edington's benefits under the Retirement Plan are calculated under the Account Balance Formula. His benefits under the Supplemental Plan are calculated in accordance with his agreements with the Company, which are described in the narrative disclosure accompanying the Summary Compensation Table and the Grants of Plan-Based Awards table.

             Under the Traditional Formula of the Supplemental Plan, a participant's monthly benefit for life beginning at normal retirement age (age 65 or age 60 with 20 years of service) is equal to the following:

  •
  3% of the participant's average monthly compensation multiplied by the participant's first 10 years of service, plus
  •
  2% of the participant's average monthly compensation multiplied by the participant's next 15 years of service, minus
  •
  benefits payable under the Retirement Plan.

             A participant's Traditional Formula Benefit under the Retirement Plan is a monthly benefit for life beginning at normal retirement age and is equal to the participant's average monthly compensation multiplied by 1.65% for the first 33 years of service, plus 1% of average monthly compensation for each year of service credited in excess of 33 years. A participant's Traditional Formula Benefit begins when the participant reaches age 65 with 5 years of service or age 60 with 33 years of service. The maximum Traditional Formula Benefit a participant may receive under both the Retirement Plan and the Supplemental Plan is a monthly benefit of 60% of the participant's average monthly compensation.

             Under both the Supplemental Plan and the Retirement Plan, a participant may elect to begin receiving the Traditional Formula Benefit after attaining early retirement age, which is defined as age 55 with 10 years of service. The Traditional Formula Benefit of an individual who makes this election is reduced to reflect the early commencement of benefits; the reduction equals 3% per year for each year for which the individual receives benefits prior to normal retirement. Messrs. Brandt and Robinson currently qualify for early retirement, but not normal retirement, under the Retirement Plan and the Supplemental Plan. Messrs. Hatfield, Edington and Falck do not currently qualify for early or normal retirement under either the Supplemental Plan or the Retirement Plan.

             Under the Account Balance Formula, a notional account is established for each eligible participant and benefits are generally payable at termination of employment. The Company credits monthly amounts to a participant's account.

             Under the Supplemental Plan, Company credits are based on the following formula:

Age at End of Plan Year	Percent of Monthly Compensation Contribution Rate (%)
Less than 35	12
35-39	14
40-44	16
45-49	20
50-54	24
55 and over	28

             Company credits under the Supplemental Plan stop at the end of the year in which a participant attains 25 years of service (the "25-Year Cap").

             Under the Retirement Plan, Company credits are based on the following formula:

Age Plus Whole Years of Service at End of Plan Year	Percent of Monthly Compensation Contribution Rate (%)
Less than 40	4
40-49	5
50-59	6
60-69	7
70-79	9
80 and over	11

             In addition, participants in the Retirement Plan on December 31, 2002 are eligible for up to 10 years of transition credits based on age and years of service (with the maximum transition credit being equal to 2.75% of average monthly compensation).

             For purposes of calculating the Traditional Formula Benefit and the Account Balance Benefit under the Retirement Plan, compensation consists solely of base salary up to $245,000, including any employee contributions under the Company's 401(k) plan, flexible benefits plan and qualified transportation arrangement under Section 132(f) of the Code. Amounts voluntarily deferred under other deferred compensation plans, bonuses and incentive pay are not taken into account under the Retirement Plan. The Supplemental Plan takes these amounts into account (with certain exceptions) plus base salary beyond the $250,000 limit. In addition, the retention units granted in December 2006 and January 2007 are included in compensation under the Supplemental Plan.

             For purposes of the Traditional Formula under the Retirement Plan, the average monthly compensation is the average of the highest 36 consecutive months of compensation in the final 10 years of employment; under the Supplemental Plan, the average monthly compensation is the average of the highest 36 consecutive months of compensation during employment. For purposes of the Account

Balance Formula, contributions are based on the participant's then current monthly compensation calculated as described above.

             A participant's years of service begin accruing on the date of employment. However, benefits do not vest until the completion of three years of service. Under both the Retirement Plan and the Supplemental Plan, benefits are generally payable, as the participant elects, in the form of a level annuity, with or without survivorship, or a lump sum. However, Traditional Formula Benefits generally are not available as a lump sum, but are paid in the form of an annuity. Optional benefit forms are of relative actuarial value under the Retirement Plan. Under the Supplemental Plan, the 50% joint and survivor benefit form is fully subsidized, and the other benefit forms are partially subsidized. The Supplemental Plan offers an optional five-year certain form of payment (payable in 60 monthly installments).

             Effective January 1, 2011, the Supplemental Plan was amended to reduce the Company credits for individuals who became participants on or after January 1, 2011 to the levels listed in the following table:

Age at End of Plan Year	Percent of Monthly Compensation Contribution Rate (%)
Less than 35	8
35-39	9
40-44	10
45-49	12
50-54	15
55 and over	18

             In addition, individuals who became participants in the Supplemental Plan on or after January 1, 2011 are no longer entitled to receive a fully subsidized 50% joint and survivor annuity form of benefit, but the 25-Year Cap has been eliminated. Prior to the amendment, participants who were promoted to officer status were entitled to retroactive treatment as an officer for their entire period of employment. This feature has been eliminated for individuals promoted to officer status on or after January 1, 2011.

             Pursuant to the 2012 Supplemental Agreement, if Mr. Edington is actively employed by APS on December 31, 2013, the supplemental pension benefit amount calculated in accordance with the 2008 Agreement will be increased by an amount equal to 5% of the benefit that would have otherwise been payable. If Mr. Edington is actively employed by the Company on December 31, 2014, the supplemental pension benefit amount calculated in accordance with the 2008 Agreement will be increased by an amount equal to 10% (inclusive of the preceding 5% increase) of the benefit that would have otherwise been payable.

             Benefits under the Retirement Plan are paid from a tax-exempt trust. Benefits under the Supplemental Plan are paid from the general assets of the Company.

 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)[3]
Donald E. Brandt:
DCP & 2005 Plan	0	0	87,761	0	1,257,915
James R. Hatfield:
2005 Plan	15,419	0	5,340	0	76,537
Randall K. Edington:[4]
2005 Plan	275,874	0	116,771	0	1,673,720
Deferred
Compensation Account	0	0	0	4,000,000	0
Edington DCP
Discretionary Credits	0	350,000	26,250	0	376,250
David P. Falck:[5]
Falck DCP
Discretionary Credits	0	0	31,283	0	448,392
Donald G. Robinson:
DCP & 2005 Plan	64,782	0	43,242	0	619,807

1 The amount of the executive contribution is solely from the voluntary deferral by the executive of the executive's designated compensation and does not include any separate Company contribution. These deferred amounts are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table.
2 A portion of the amounts reported in this column is also reported as compensation in the Summary Compensation Table, including, Mr. Brandt – $53,944; Mr. Hatfield – $3,282; Mr. Edington – $87,910; Mr. Falck – $19,229; and Mr. Robinson – $26,580. See clause (ii) of the first sentence of footnote 3 to the Summary Compensation Table.
3 The historical contributions of each Named Executive Officer to his aggregate balance at December 31, 2012, including "market rate" interest (as defined by the SEC) from the date of each contribution, is as follows: Mr. Brandt – $1,060,443; Mr. Hatfield – $69,357; Mr. Edington – $1,499,572; Mr. Falck – $25,130; and Mr. Robinson – $535,603. Of the totals in this column, the following amounts have been reported in the Summary Compensation Table in this Proxy Statement or in the Company's prior Proxy Statements: Mr. Brandt – $994,037; Mr. Hatfield – $70,032; Mr. Edington – $1,516,570; Mr. Falck – $50,638; and Mr. Robinson – $350,868.
4 Mr. Edington received a payout under the Deferred Compensation Account discussed under the narrative disclosure accompanying the Summary Compensation table and Grants of Plan-Based Awards table. Pursuant to the 2012 Supplemental Agreement, the Company also granted the Edington DCP Discretionary Credits to Mr. Edington. Amounts paid to Mr. Edington under the Edington DCP Discretionary Credits will be included in the Summary Compensation Table when the performance conditions are met. The terms of the Edington DCP Discretionary Credits are also discussed under the heading identified above.
5 Pursuant to Mr. Falck's offer letter, the terms of which are described under "Discussion of Nonqualified Deferred Compensation – DCP and 2005 Plan" below, the Company granted the Falck DCP Discretionary Credits to Mr. Falck. Amounts paid to Mr. Falck under the Falck DCP Discretionary Credits will be included in the Summary Compensation Table when the performance conditions are met.

Discussion of Nonqualified Deferred Compensation

             DCP and 2005 Plan.    Effective January 1, 1992, the Company established The Pinnacle West Capital Corporation, Arizona Public Service Company, SunCor Development Company, and El Dorado Investment Company Deferred Compensation Plan (the "DCP"). Under the DCP, a participant who was an employee was allowed to defer up to 50% of annual base salary and up to 100% of year-end bonus, which would include awards under regular annual incentive plans, but not special incentive payments. A participant who is a member of the Board is allowed to defer up to 100% of the annual cash fees payable to the participant. Amounts deferred by participants are credited with interest at various rates in substantially the same manner as interest is credited pursuant to the 2005 Plan, as described below. Distributions may be made (1) within 30 days after the fifth year an amount was deferred, (2) on account of an unforeseen emergency, (3) on account of retirement after attaining age 65 with five years of service or after attaining age 55 with 10 years of service ("Retirement Benefit"), (4) on account of termination prior to retirement ("Termination Benefit"), (5) on account of disability, or (6) on account of death before termination of employment.

             The Retirement Benefit and Termination Benefit are payable in a lump sum or in 5, 10, or 15 equal annual installments, as elected by the participant. Other benefits are generally paid in a lump sum. The method of crediting interest on lump sum and installment payments under the DCP is substantially the same as the method used in the 2005 Plan, as described below.

             On December 15, 2004, the Board authorized the adoption of a new nonqualified deferred compensation plan for post-2004 deferrals (the "2005 Plan"). No future deferrals will be permitted under the DCP. The 2005 Plan, effective as of January 1, 2005, is based in large part on the DCP as described above. The 2005 Plan was adopted to comply with the requirements of Section 409A of the Code.

             Under the 2005 Plan, a participant who is an employee is allowed to defer up to 50% of the participant's base salary and up to 100% of the participant's bonus, including regular awards under annual incentive plans, but not special awards. A participant who is a member of the Board is allowed to defer up to 100% of the annual cash fees payable to the participant. Amounts deferred by participants are credited with interest at various rates, as described below. Deferral elections of base salary and director's fees must be made prior to the calendar year in which such base salary or director's fees will be paid. A deferral election with respect to a bonus must be made before the first day of the calendar year in which the bonus is earned. When making a deferral election, a participant also makes an election regarding the time and form of the participant's distributions from the 2005 Plan. Distributions from the 2005 Plan must be made in accordance with Section 409A of the Code. Distributions are made (1) in January of the fifth year following the year in which an amount was deferred, (2) on account of an unforeseeable financial emergency, (3) on the later of termination of employment or attainment of age 55, or (4) on account of death before termination of employment.

             In the event of termination of employment, attainment of age 55 or death, the benefit is payable in a lump sum or in 5, 10 or 15 equal annual installments, as elected by the participant. Benefits in the other circumstances are generally paid in a lump sum.

             Up until October 2011, the Company used two different interest rates to determine the amount of the participant's benefit under the 2005 Plan. The first was the "Base Rate," which, for any calendar year, was the 10-year U.S. Treasury Note rate published on the last business day of the first week of October preceding such calendar year. The second was the "Plan Rate," which was the sum of the "Base Rate" and the "Supplemental Rate." The plan committee appointed by the Board determined the "Supplemental Rate." From January 2011 until October 2011, the "Base Rate" was 2.54% and the "Supplemental Rate" was 4.96%.

             As a general rule, the interest rate used to determine the amount of the benefit payable in a lump sum is as follows:

Years of Plan Participation	Interest Rate
Less than five (and termination occurs other than due to retirement and more than six months prior to change of control)	Base Rate
All other situations	Plan Rate

             The interest rate used to determine the amount of the benefit payable in installments is a fixed rate equal to the average Plan Rate for the plan year in which the participant becomes eligible to receive the benefit and the four prior plan years. If the participant has fewer than five plan years of participation and terminates employment for reasons other than retirement, the interest rate used to calculate installments is a fixed rate equal to the average Base Rate for the plan years of participation. If the participant's installment payout begins on or after the date that is six months prior to a change of control of the Company, the Company is required to pay benefits using an average of the Plan Rate for the plan years of participation.

             In October 2011, the Company amended the 2005 Plan to provide for a single rate of interest that will be determined by the plan committee, but which rate shall in no event be less than the rate of interest equal to the 10-year U.S. Treasury Note rate as published on the last business day of the first week of October preceding a plan year. The amendment also removed the five-year vesting provision. The plan committee set the rate at 7.5%, which rate was in effect until the end of 2012.

             Effective January 1, 2009, the Company amended the 2005 Plan to permit the Company, in its discretion, to award discretionary credits to participants. Discretionary credits generally will be paid at the time and in the form provided in the written award agreement.

             The Company agreed in Mr. Falck's offer letter to make a $350,000 discretionary credit award to Mr. Falck in 2009, pursuant to the 2005 Plan (the "Falck DCP Discretionary Credits"). The first $250,000 will vest on July 29, 2014 and the remaining $100,000 will vest on July 29, 2016. The $350,000 discretionary credit award earns interest in accordance with the 2005 Plan. The full amount of the discretionary credit award vests and becomes payable if the Company terminates Mr. Falck's employment without cause within two years following a change of control, or in the event of his death. If Mr. Falck terminates employment, for any reason other than those discussed above, prior to July 29, 2014, he forfeits the entire discretionary credit award; if such termination occurs between July 30, 2014 and July 29, 2016, Mr. Falck forfeits $100,000.

             The Company agreed in Mr. Edington's 2008 Agreement to the Deferred Compensation Account. The Company further agreed in Mr. Edington's 2012 Supplemental Agreement to the Edington DCP Discretionary Credits. These awards are described in the narrative disclosure accompanying the Summary Compensation Table and the Grants of Plan-Based Awards table.

             Participation in both the DCP and the 2005 Plan is limited to officers, the Company's senior management group and directors of the Company and participating affiliates. The Company's obligations under the DCP and the 2005 Plan are unfunded (except in the limited change of control circumstance discussed below) and unsecured.

Potential Payments Upon Termination or Change of Control

             This section describes the potential payments that each of the Named Executive Officers could receive following termination of employment, including through death, disability, retirement, resignation, involuntary termination (with and without cause) or a change of control of the Company (each, a "Termination Event"). We describe plans, agreements, or arrangements under which each Named Executive Officer could receive payments following a Termination Event, excluding those that do not discriminate in favor of our executive officers and that are available generally to all salaried employees and awards that are already vested ("Termination Plans"). The payments to the Named Executive Officers under the various Termination Event scenarios described in this section are not intended to affect the Company's obligations to the Named Executive Officers. Those obligations are subject to, and qualified by, the contracts or arrangements giving rise to such obligations. Unless we note otherwise, the discussion below assumes that any Termination Event took place on December 31, 2012 for each Named Executive Officer.

             The Company does not have a severance plan that covers the Named Executive Officers. We also do not have traditional severance agreements or arrangements with our Named Executive Officers. We do have Change of Control Agreements which are discussed below.

             In addition to the termination payments set forth below, the Named Executive Officers would also receive a full distribution under the 2005 Plan (except in the case of the Falck DCP Discretionary Credits and the Edington DCP Discretionary Credits, which are discussed separately below) and pension benefits. Amounts payable to Messrs. Brandt, Hatfield, Edington and Robinson under the 2005 Plan are set forth in the Nonqualified Deferred Compensation table, which also shows which part of the payment was interest paid by the Company and which part is the executive's contribution.

             With respect to pension benefits, the amounts that each of the Named Executive Officers would receive under the Supplemental Plan in the event of a Termination Event are set forth in the Pension Benefits table; however, assuming that the Named Executive Officer had died on December 31, 2012, the amounts payable under the Supplemental Plan (and in the case of Mr. Edington, under the Supplemental Plan and his employment agreements), would have been as follows: Mr. Brandt – $5,069,302; Mr. Hatfield – $842,391; Mr. Edington – $12,081,726; Mr. Falck – $666,586; and Mr. Robinson – $9,687,115. These amounts are based on the following assumptions: (i) the Traditional Formula Benefit is paid in the form of a monthly annuity to the Named Executive Officer's spouse for life following his death and benefit payments commence immediately; (ii) the Account Balance Benefit is paid in the form of an immediate lump sum to his spouse; and (iii) in the case of Mr. Edington, 50% of the benefit is paid as an annuity and 50% of the benefit is paid as a lump sum to his spouse as provided in his employment agreements. With respect to Mr. Robinson, he would have received $10,270,990 in the event of a Termination Event other than death, disability or change of control due to his qualification for early retirement on December 31, 2012 – this amount is based on the assumption that the benefit would be payable as a monthly annuity beginning on January 1, 2013. With respect to Mr. Brandt, he would have received $5,809,118 in the event of a Termination Event other than death, disability or change of control due to his qualification for early retirement on December 31, 2012 – this amount is based on the assumption that the benefit would be payable as a monthly annuity beginning on January 1, 2013.

             The Falck DCP Discretionary Credits and the Edington DCP Discretionary Credits would trigger a payment in connection with certain Termination Events, which are identified below. The agreements are discussed in the narrative disclosure accompanying the Summary Compensation Table and the Grants of Plan-Based Awards table and in the Discussion of Nonqualified Deferred Compensation.

             The Company has entered into identical Change of Control Agreements with each of its executive officers, including each of the Named Executive Officers. The Company believes that these agreements provide stability in its key management in the event the Company experiences a change of control. The agreements contain a "double-trigger" that provides for certain payments if, during the two-year period following a change of control of the Company (the "first trigger"), the Company involuntarily terminates the officer's employment or the executive terminates his or her own employment following a significant and detrimental change in the executive's employment (the "second trigger"). In case of an officer's retirement, death or disability, no payments are made under the officer's Change of Control Agreement, except for the payment of accrued benefits; however, if the officer dies following the officer's receipt of a second trigger termination notice, the officer's estate will receive the change of control payments the officer would have received if the officer had survived. Pursuant to the Change of Control Agreement, each of the Named Executive Officers is obligated to hold in confidence any and all information in his possession as a result of his employment, during and after the Named Executive Officer's employment with the Company is terminated.

             The termination payment, if required, is an amount equal to 2.99 times the sum of the executive's annual salary at the change of control as increased to the date of termination plus the annual bonus (including incentive plan payments), as determined by an average over the last four years preceding termination. In addition, the executive is entitled to continued medical, dental, and group life insurance benefits at a shared cost until the end of the second year following the calendar year of termination. Outplacement services are also provided. If the limitations described in Section 280G of the Code are exceeded, the Company will not be able to deduct a portion of its payments. In addition, if these limitations are exceeded, Section 4999 of the Code imposes an excise tax on all or part of the total payments. The agreement provides for an additional gross-up payment equal to the excise tax (plus any penalties and interest) imposed on or with respect to the total payments.

             In May 2009, the Company determined that, on a going forward basis, it will no longer provide excise tax gross-up payments in new and materially amended agreements with its Named Executive Officers. In unusual circumstances where the Company believes that accommodations have to be made to recruit a new executive to the Company, limited reimbursement for taxes payable may be included in an executive's contract; but even in those circumstances, the excise tax gross-ups will be subject to a three-year sunset provision.

             A change of control under the Change of Control Agreement includes: (1) an unrelated third party's acquisition of 20% or more of the Company's or APS's voting stock; (2) a merger or consolidation where either the Company or APS combines with any other corporation such that the Company's or APS's outstanding voting stock immediately prior to merger or consolidation represents less than 60% of the voting stock of the Company or APS immediately after the merger or consolidation, but excluding a merger or consolidation effected to implement a recapitalization in which no unrelated third party acquires more than 20% of the voting stock of the Company or APS; (3) a sale, transfer, or other disposition of all or substantially all of the assets of the Company or APS to an unrelated third party; or (4) the case where the composition of either the Board of the Company or of APS changes such that the members of the Board of the Company (the "Company Incumbent Board") or of APS (the "APS Incumbent Board"), as of July 31, 2007 (and with respect to Mr. Hatfield and Mr. Falck as of July 31, 2008) no longer comprises at least two-thirds of the Company's or APS's Board of Directors. For purposes of this later provision, a person elected to either Board, is treated as a member of the Company Incumbent Board or APS Incumbent Board if his or her nomination or election by shareholders was approved by a two-thirds vote of the members then comprising the Company Incumbent Board or APS Incumbent Board, and it does not include anyone who became a director in an actual or threatened election contest relating to the election of directors.

             Each of the agreements terminates on December 31 of each year upon six months advance notice by the Company to the executive officer; if the six months advance notice is not given, the agreements will continue for successive one-year periods until the notice is given. The Company is required to deposit into a trust sufficient funds to pay obligations under the DCP, 2005 Plan and the Supplemental Plan in the case of an actual or potential change of control.

             The following tables quantify the amounts that would have been payable to each Named Executive Officer if the indicated Termination Event had taken place on December 31, 2012. In the tables:

  •
  We assume full vesting of outstanding performance shares (at the target level), RSUs, and a pro-rata portion of the Retention Grant (in the case of Mr. Brandt) upon a change of control. The performance shares and RSUs (excluding the Retention Grant) vest whether or not there is a subsequent termination of employment (subject however, to the Board's ability to override the vesting), plus, where applicable, dividend equivalents.

  •
  Retirement benefits payable to Messrs. Brandt and Robinson include full vesting of outstanding performance shares (at the target level) and RSUs (excluding the Supplemental RSUs and the Retention Grant), plus, where applicable, dividend equivalents. These Named Executive Officers were eligible for retirement on December 31, 2012.

  •
  The amounts in the "All Other Termination Events" columns consist of payments upon: death or disability for Mr. Brandt; death, disability or involuntary termination by the Company other than for cause for Mr. Edington; and death for Mr. Falck.

             Subject to the foregoing, the following tables describe the amounts that would have been payable to each Named Executive Officer if a Termination Event had taken place on December 31, 2012:

Donald E. Brandt:

Component of Pay	Change of Control ($)	Retirement ($)	All Other Termination Events ($)
Performance Shares	5,977,741	6,401,726	0
RSUs	5,841,179	4,884,764	28,039
Severance Benefits	6,647,245	0	0
Present Value of Medical, Dental and Life Insurance Benefits	17,516	0	0
Outplacement Services	10,000	0	0
Excise Tax Gross-Up	6,611,725	0	0
TOTAL:	25,105,406	11,286,490	28,039

James R. Hatfield:

Component of Pay	Change of Control ($)
Performance Shares	880,107
RSUs	1,002,007
Severance Benefits	2,330,318
Present Value of Medical, Dental and Life Insurance Benefits	32,925
Outplacement Services	10,000
Excise Tax Gross-Up	1,350,519
TOTAL:	5,605,876

Randall K. Edington:

Component of Pay	Change of Control ($)	All Other Termination Events ($)[1]
Performance Shares	1,018,721	0
RSUs	1,468,212	0
Severance Benefits	4,227,146	0
Present Value of Medical, Dental and Life Insurance Benefits	172,709	88,273 (death) 171,285 (disability)
Outplacement Services	10,000	0
Excise Tax Gross-up	2,258,196	0
Edington DCP Discretionary Credits	0	376,250
TOTAL:	9,154,984	464,523 (death) 547,535 (disability)

1 Mr. Edington would be entitled to receive $171,285 pursuant to the 2006 offer letter for medical benefits in the event of his involuntary termination other than for cause but would not be entitled to receive a payout for the Edington DCP Discretionary Credits.

David P. Falck:

Component of Pay	Change of Control ($)	All Other Termination Events ($)
Performance Shares	1,426,058	0
RSUs	1,486,056	0
Severance Benefits	2,268,266	0
Present Value of Medical, Dental, and Life Insurance Benefits	31,949	0
Outplacement Services	10,000	0
Excise Tax Gross-Up	0	0
Falck DCP Discretionary Credits	448,392	448,392
TOTAL:	5,670,721	448,392

Donald G. Robinson:

Component of Pay	Change of Control ($)	Retirement ($)
Performance Shares	2,238,994	2,399,115
RSUs	2,359,182	1,863,342
Severance Benefits	3,594,640	0
Present Value of Medical, Dental, and Life Insurance Benefits	26,062	0
Outplacement Services	10,000	0
Excise Tax Gross-Up	3,067,042	0
TOTAL:	11,295,920	4,262,457

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

             The members of the Human Resources Committee in 2012 were Messrs. Basha and Lopez, Dr. Herberger and Mses. Grant (until her retirement from the Board in May 2012) and Munro. None of the members of the Human Resources Committee is or has been an officer or employee of the Company or any of its subsidiaries and no executive officer of the Company served on the compensation committee or board of any company that employed, or had as an officer, any member of the Human Resources Committee or the Board.

DIRECTORS' COMPENSATION

             Compensation of the directors for 2012 was as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[2]	All Other Compensation ($)[3]	Total ($)
Edward N. Basha, Jr.	80,000	89,510	0	75	169,585
Donald E. Brandt[4]	0	0	0	0	0
Susan Clark-Johnson	80,000	89,510	0	75	169,585
Denis A. Cortese, M.D.	80,000	89,510	0	75	169,585
Michael L. Gallagher	92,500	89,510	68,252	75	250,337
Pamela Grant	26,667	0	0	75	26,742
Roy A. Herberger, Jr., Ph.D.	92,500	89,510	37,035	75	219,120
Dale E. Klein, Ph.D.	80,000	89,510	0	75	169,585
Humberto S. Lopez	88,333	89,510	79,329	75	257,247
Kathryn L. Munro	98,333	89,510	16,958	75	204,876
Bruce J. Nordstrom	92,500	89,510	34,055	75	216,140
W. Douglas Parker	7,708	0	0	75	7,783

1 In accordance with FASB ASC Topic 718, this amount reflects the aggregate grant date fair value of the stock award. On June 29, 2012, all of the directors at the time received a grant of either common stock or RSUs, based on an election previously delivered to the Company. All directors received common stock except for Mr. Gallagher, Drs. Herberger and Klein, and Ms. Munro, who each received RSUs. Under the terms of the RSUs, Mr. Gallagher and Dr. Herberger will receive 50% of the RSUs in cash and 50% of the RSUs in common stock and Dr. Klein and Ms. Munro will receive one share of common stock for each RSU, in all cases, on the last business day of the month following the month in which they separate from service on the Board. The number of shares of common stock or RSUs granted was 1,730 and the grant date fair value of each share of common stock or RSU is $51.74, which was the closing stock price on June 29, 2012.

2 The Company does not have a pension plan for directors. The amount in this column consists solely of the above-market portion of annual interest accrued under a deferred compensation plan pursuant to which directors may defer all or a portion of their Board fees. See the discussion of the rates of interest applicable to the deferred compensation program under "Discussion of Nonqualified Deferred Compensation."

3 This amount represents an insurance premium for a business travel and accident policy that covers all directors and officers.

4 Mr. Brandt is a Named Executive Officer and his compensation is set forth in the Summary Compensation Table. Only non-management directors are compensated for Board service.

 Discussion of Directors' Compensation

             The Human Resources Committee makes recommendations to the Board for compensation, equity participation, and other benefits for directors. The director compensation program consists of the following components:

Compensation Component	Amount
Annual Retainer	$80,000
Audit Committee, Human Resources Committee, Finance Committee, and Nuclear and Operating Committee Chairs Annual Retainers	$12,500
Lead Director Annual Retainer (Lead Director serves as Chair of Corporate Governance Committee for no additional compensation)	$20,000
Annual Equity Grant	Shares with a value of approximately $90,000 on the grant date

             Directors had an option to either receive the stock grant on July 1 or defer the receipt until a later date. A director who elected to defer his or her receipt of stock received RSUs in lieu of the stock grant. Those directors who elected to receive RSUs were able to elect to receive payment for the RSUs in either (1) stock or (2) 50% in stock and 50% in cash. The directors also elected whether to receive these payments either (1) as of the last business day of the month following the month in which the director separates from service on the Board, or (2) as of a date specified by the director, which date must be after December 31 of the year in which the grant was received. The RSUs accrue dividend rights equal to the amount of dividends the director would have received if the director had directly owned one share of our common stock for each RSU held, plus interest at the rate of 5% per annum, compounded quarterly. The manner of payment for the dividends and interest will be based on the director's election for payment of the RSUs.

             Directors of Pinnacle West also serve on the APS Board of Directors for no additional compensation. The Company reimburses Board members for expenses associated with Board meetings and director education programs.

             A comparison against the compensation programs of our current peer group is generally performed every two years, and was last performed in January 2012, at which time the Board approved increasing the value of the annual equity grant from $75,000 to $90,000 and the Lead Director annual retainer from $15,000 to $20,000. These changes went into effect for the 2012-2013 term of the Board beginning in May 2012.

Director Stock Ownership Guidelines

             The Company believes that directors should have a meaningful financial stake in the Company to align their personal financial interests with those of the Company's shareholders.

             In January 2010, the Board adopted a revised stock ownership policy for non-management directors. Each director is required to hold or control Company common stock or RSUs with a value of at least three times the annual cash retainer fee paid to directors. Directors will have until the later of January 2013 or three years following the date they become a director to reach the required ownership level. A director may not pledge, margin, hypothecate, hedge, or otherwise grant an economic interest in any shares of Company stock while serving as a director whether or not his or her ownership requirement is met. This restriction shall extend to the purchase or creation of any short sales, zero-cost collars, forward sales contracts, puts, calls, options or other derivative securities in respect of any shares of Company stock. The Corporate Governance Committee may grant exceptions to this policy for hardship or other special circumstances. All of the directors are in compliance with the Director Stock Ownership Guidelines.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

             Section 14A of the Exchange Act requires U.S. public corporations to provide for an advisory (non-binding) vote on executive compensation ("Say-on-Pay").

             As discussed in more detail in our CD&A and the accompanying tables and narrative, the Company has designed its executive compensation program to align executives' interests with those of our shareholders, make executives accountable for business and individual performance by putting pay at risk, and attract, retain and reward the executive talent required to achieve our corporate objectives and to increase long-term shareholder value. We believe that our compensation policies and practices promote a pay at risk philosophy and, as such, are aligned with the interests of our shareholders.

             In deciding how to vote on this proposal, the Board points out the following factors, many of which are more fully discussed in the CD&A:

  •
  Our Human Resources Committee has designed the compensation packages for our Named Executive Officers to depend significantly on putting pay at risk tied to the achievement of goals that the Human Resources Committee believes drive long-term shareholder value;

  •
  The Company had a highly successful year in 2012, as discussed under "Overview of 2012 Company Performance";

  •
  Our pay practices are designed to encourage management to not take unacceptable risks;

  •
  We engage in continual benchmarking in order to confirm that our programs are comparable to the companies in our Peer Group; and

  •
  We believe the Company's executive compensation program is well suited to promote the Company's objectives in both the short and long-term.

             The Board strongly endorses the Company's executive compensation program and recommends that the shareholders vote in favor of the following resolution:

        RESOLVED, that the compensation paid to the Company's Named Executive Officers as disclosed in this Proxy Statement in the CD&A, the compensation tables and the narrative discussion, is hereby approved.

             Because your vote is advisory, it will not be binding upon the Human Resources Committee or the Board. However, we value our shareholders' opinions, and we will consider the outcome of the vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

PROPOSAL 3 – RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT ACCOUNTANTS OF THE COMPANY

             The Audit Committee has selected D&T as the Company's independent accountants for the year ending December 31, 2013 and has directed management to submit such selection for ratification by the shareholders at the Annual Meeting. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company's and the shareholders' best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY'S INDEPENDENT ACCOUNTANTS
FOR THE YEAR ENDING DECEMBER 31, 2013

ACCOUNTING AND AUDITING MATTERS

The Independent Accountants

             The Audit Committee has selected D&T, independent accountants, to examine the Company's financial statements for the year ending December 31, 2013 and, pursuant to Proposal 3, has requested shareholder ratification of this selection. D&T served as the Company's independent registered public accountants for the year ending December 31, 2012. Representatives of that firm will be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

             The following fees were paid to D&T for the last two fiscal years:

Type of Service	2011 ($)	2012 ($)
Audit Fees[1]	1,901,227	2,018,259
Audit-Related Fees[2]	221,204	216,690
Tax Fees	0	0
All Other Fees	0	0

1 The aggregate fees billed for services rendered for the audit of annual financial statements and for review of financial statements included in Reports on Form 10-Q.

2 The aggregate fees billed for assurances services that are reasonably related to the performance of the audit or review of the financial statements that are not included in the Audit Fees reported above, which primarily consist of fees for employee benefit plan audits performed in 2011 and 2012.

Pre-Approval Policies

             The Audit Committee pre-approves each audit service and non-audit service to be provided by D&T. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services to be performed by D&T if the services are not expected to cost more than $50,000. The Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by D&T in 2012 for the Company were pre-approved by the Audit Committee.

 REPORT OF THE AUDIT COMMITTEE

             In accordance with its written charter adopted by the Board, the primary function of the Audit Committee is to assist Board oversight of: (a) the integrity of the Company's financial statements; (b) the independent accountants' qualifications and independence; (c) the performance of the Company's internal audit function and independent accountants; and (d) general compliance by the Company with legal and regulatory requirements.

The Audit Committee reports as follows:

             1.     The Audit Committee has discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2012, with the Company's management and the independent accountants, D&T. The Audit Committee is directly responsible for the oversight of the Company's independent accountants. Management is responsible for the Company's financial reporting process, including the Company's system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent accountants are responsible for auditing and rendering an opinion on those financial statements, as well as auditing certain aspects of the Company's internal controls. The Audit Committee's responsibility is to monitor these processes.

             2.     The Audit Committee has discussed with D&T all communications required by auditing standards generally accepted in the United States of America and SEC regulations, including those described in Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

             3.     The Audit Committee has obtained from D&T and reviewed the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence. The Committee discussed with D&T any relationships that may impact D&T's objectivity and independence and satisfied itself as to the accountants' independence.

             4.     Based on the foregoing, the Audit Committee has recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEE CHAIR Bruce J. Nordstrom	AUDIT COMMITTEE MEMBERS Denis A. Cortese, M.D. Dale E. Klein, Ph.D. Humberto S. Lopez

001CSN3851

www.envisionreports.com/PNW Step 1: Go to www.envisionreports.com/PNW to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Vote by Internet • Go to www.envisionreports.com/PNW • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Shareholder Meeting Notice 01KW0G + + Important Notice Regarding the Availability of Proxy Materials for the Pinnacle West Capital Corporation Shareholder Meeting to be Held on May 15, 2013 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the Annual Meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Company’s 2013 Proxy Statement and Annual Report and Form 10-K for the year ended December 31, 2012 are available at: Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 1, 2013 to facilitate timely delivery. IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345 NNNNNNNNNNNN NNNNNNNNN NNNNNN C 1234567890 C O Y 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or e-mail options below. E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet following the instructions below. If you request an e-mail copy of current materials you will receive an e-mail with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. Internet – Go to www.envisionreports.com/PNW and click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for e-mail or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. E-mail – Send e-mail to investorvote@computershare.com with “Proxy Materials Pinnacle West Capital Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the e-mail that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 1, 2013. Light rail station located NW corner of Central and Encanto. Directions to the Pinnacle West Capital Corporation’s 2013 Annual Meeting Shareholder Meeting Notice Pinnacle West Capital Corporation’s 2013 Annual Meeting of Shareholders will be held on May 15, 2013, 10:30 a.m. Mountain Standard Time, at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona 85004-1323 Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3. 1. Election of Directors: 01 - Edward N. Basha, Jr., 02 - Donald E. Brandt, 03 - Susan Clark-Johnson, 04 - Denis A. Cortese, M.D., 05 - Michael L. Gallagher, 06 - Roy A. Herberger Jr., Ph.D., 07 - Dale E. Klein, Ph.D., 08 - Humberto S. Lopez, 09 - Kathryn L. Munro, 10 - Bruce J. Nordstrom; 2. Vote on an advisory resolution to approve executive compensation as disclosed in the 2013 Proxy Statement; and 3. Ratify the appointment of the Company’s independent accountants for the year ending December 31, 2013. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. This document, together with a valid picture identification, is your ticket to gain admission to the meeting. 01KW0G

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01KV7F 1 U P X + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3. For Against Abstain 2. Vote on an advisory resolution to approve executive compensation as disclosed in the 2013 Proxy Statement. For Against Abstain 3. Ratify the appointment of the Company’s independent accountants for the year ending December 31, 2013. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Edward N. Basha, Jr. 04 - Denis A. Cortese, M.D. 07 - Dale E. Klein, Ph.D. 02 - Donald E. Brandt 05 - Michael L. Gallagher 08 - Humberto S. Lopez 03 - Susan Clark-Johnson 06 - Roy A. Herberger Jr., Ph.D. 09 - Kathryn L. Munro 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 10 - Bruce J. Nordstrom MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 1 5 5 7 9 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2013. Vote by Internet • Go to www.envisionreports.com/PNW • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Notice of 2013 Annual Meeting of Shareholders Proxy Solicited on behalf of the Board of Directors for the Annual Meeting on May 15, 2013 The undersigned hereby appoints Donald E. Brandt and David P. Falck, individually and together, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation (the "Company") to be held May 15, 2013, at ten-thirty a.m. (10:30 a.m.), Mountain Standard Time, and at any adjournment or postponement thereof, and to vote as specified in this proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting. If the undersigned has voting rights with respect to shares of Company common stock under the Pinnacle West Capital Corporation Savings Plan (the "Plan"), then the undersigned hereby directs the trustee of the Plan to vote the shares equal to the number of share equivalents allocated to the undersigned's account under the Plan on all matters properly coming before the Annual Meeting, and at any adjournment or postponement thereof, in accordance with the instructions given herein. Shares under the Plan for which instructions are not received by midnight on May 13, 2013 will be voted by the trustee in accordance with the plan and trust documents. This proxy will be considered to be confidential voting instructions to the Plan trustee and to any entity acting as tabulating agent for the Plan trustee. ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THOSE SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof. (Items to be voted appear on reverse side.) Proxy — Pinnacle West Capital Corporation 2013 Annual Meeting 2013 Annual Meeting of Pinnacle West Capital Corporation Shareholders May 15, 2013, 10:30 a.m. Mountain Standard Time Heard Museum 2301 North Central Avenue, Phoenix, Arizona 85004-1323 Upon arrival, please present the top portion of this proxy and photo identification. Dear Shareholders, The 2013 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Heard Museum at 2301 North Central Avenue, Phoenix, Arizona 85004-1323 on May 15, 2013 at 10:30 a.m., Mountain Standard Time. At the meeting, shareholders will be asked to (i) elect ten (10) directors to serve on the Board until the 2014 Annual Meeting; (ii) vote on an advisory resolution to approve executive compensation as disclosed in the 2013 Proxy Statement; and (iii) ratify the appointment of the Company's independent accountants for the year ending December 31, 2013. Your vote is important and you may vote this proxy in one of three ways - by Internet, by telephone, or by mail. The reverse side of this letter provides voting information for all three items. We encourage you to attend the Annual Meeting and have provided a map for your reference. Sincerely, David P. Falck Executive Vice President and General Counsel Light rail station located NW corner of Central and Encanto. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q